Exhibit 10.1

27 January 2010

SALE AND PURCHASE AGREEMENT

27 JANUARY 2010

TABLE OF CONTENTS

Table of Contents			1

List of Definitions			4

List of Exhibits			12

Preamble			15

1.	SALE AND PURCHASE OF SHARES		18

	1.1	Sale, Purchase and Transfer of Shares	18

	1.2	Sale, Purchase and Transfer of Assets	18

	1.3	Consents	21

2.	CONSIDERATION AND CONDITIONS OF PAYMENT		21

	2.1	Consideration	21

	2.2	Purchase Price	21

	2.3	Escrow	22

	2.4	Preliminary Cash/Debt-Free Amount; Adjustment Amount	27

	2.5	Interest	28

3.	ACTIONS ON Execution DATE		29

	3.1	Consummation of the Transaction	29

	3.2	Execution Memorandum	30

4.	REPRESENTATIONS AND WARRANTIES OF SELLER		30

	4.1	Organization and Authorization of Seller, SUSS KK and SUSS Inc.	31

	4.2	Due Incorporation and Organization	32

	4.3	Ownership of Shares; Shareholdings	34

	4.4	Financial Statements	34

	4.5	Assets	35

	4.6	Intellectual Property Rights	37

	4.7	Governmental Permits; Compliance with Laws	39

	4.8	Litigation, Disputes	39

	4.9	Employees	40

	4.10	Agreements	42

	4.11	Insurance Coverage	44

	4.12	Product Liability and Warranty	44

	4.13	Certain Transaction Related Fees and Expenses	45

	4.14	Conduct of Business since January 1, 2009	45

	4.15	Tax Matters	46

	4.16	Environmental Matters	48

	4.17	Intergroup Distribution Agreements	49

	4.18	ZTS-Shareholding	49

	4.19	Warranty obligations	49

	4.20	Disclosure	50

	4.21	Margins	50

	4.22	Purchase Commitments	50

	4.23	Cash Pooling	50

5.	Representations and Warranties of Purchaser		50

	5.1	Existence and Authorization of Purchaser	51

	5.2	Financial Capability	52

6.	Covenants		52

	6.1	Use of Seller’s Marks	52

	6.2	Non-Solicitation	53

	6.3	Confidentiality	53

	6.4	Access to Information of the Company after the Execution Date	54

	6.5	Further Assurances; Cooperation	54

	6.6	Profit and Loss Compensation	54

	6.7	Termination of the Profit And Loss Pooling Agreement	55

	6.8	Negotiations with employees of SUSS Inc. and/or SUSS KK	55

	6.9	Environmental	56

	6.10	Tax	56

	6.11	Cross-License Agreement	57

7.	REMEDIES FOR BREACH OF WARRANTIES		57

	7.1	Remedies for breach of Warranties	57

	7.2	Scope of Seller’s Liability pursuant to this Agreement	58

	7.3	De Minimis Amount; Threshold	58

	7.4	Purchaser’s Knowledge	58

	7.5	Time Limitation	59

	7.6	Indemnification Procedures	59

	7.7	Exclusion of Further Remedies	60

8.	PREPARATION, APPROVAL AND AUDITING OF FINANCIAL STATEMENTS		61

	8.1	Financial Statements	61

	8.2	Auditing of the Financial Statements; Objections	62

9.	CARVE OUT OF THE COMPANY		64

	9.1	Board of Directors of the Company; Access to Books and Records	64

	9.2	Insurance	64

	9.3	Support of Applications for Governmental Grants	64

	9.4	Sureties (Bürgschaften) for Advance Payments	65

10.	CONFIDENTIALITY AND PUBLIC COMMUNICATION		65

11.	NON-COMPETE		65

12.	NOTICES		66

13.	COSTS AND TAXES		67

14.	MISCELLANEOUS		67

	14.1	No Right to Set off	67

	14.2	Assignment	67

	14.3	Governing Law	68

	14.4	Arbitration	68

	14.5	Amendments and Supplementations	68

	14.6	Approval Requirements	68

	14.7	No Rights of Third Parties	68

	14.8	Language	68

	14.9	Entire Agreement	69

	14.10	Severability	69

LIST OF DEFINITIONS

Definition	Description
2009 Financial Statements GAAP	shall have the meaning as defined in Section 8.1.2

Additional Restructuring Amount	shall have the meaning as defined in Section F. of the Preamble

Adjustment Amount	shall have the meaning as defined in Section 2.4.9

Advance Payments Agreement	shall have the meaning as defined in Section G. of the Preamble

Affiliates	shall have the meaning of §§ 15 et seq. of the German Stock Corporation Act (Aktiengesetz)

Agreement	shall have the meaning as defined in Section K. of the Preamble

Annual Financial Statements	shall have the meaning as defined in Section 4.4.1

Average Equipment Backlog Margin	shall have the meaning as defined in Section 4.21

Backlog Adjustment Amount	shall have the meaning as defined in Section 2.4.5

Benchmark Amounts	shall have the meaning as defined in Section 2.4.6

Benefit Plans	shall have the meaning as defined in Section 4.9.6

BGB	shall mean German Civil Code (Bürgerliches Gesetzbuch)

Business Day(s)	shall mean a day (other than a Saturday or Sunday) on which banks in Frankfurt/Main, are open for business

Cascade KK	Cascade Microtech KK

Company	SUSS MicroTec Test Systems GmbH

Company’s Business	shall have the meaning as defined in Section A. of the Preamble

Competition	shall have the meaning as defined in Section 11.1

Confidential Business Information	shall have the meaning as defined in Section 4.6.5

Consideration	shall have the meaning as defined in Section 2.1

Cross-License Agreement	shall have the meaning as defined in Section 3.1.1(i)

CSCD Shares	shall have the meaning as defined in Section 2.2.1

De Minimis Amount	shall have the meaning as defined in Section 5.3

Direct Employment Relationship Costs	shall comprise (i) all salaries, wages, pension obligations and employer’s contributions to pension schemes, employer’s obligation to make payments to the social security system, bonus payments, jubilee payments, over-time payments, compensation payments for vacation accrued as well as (ii) any payments or advantages (whether monetary or in kind and including, without limitation, leave of absence or additional vacation, social facilities to be operated or maintained, early retirement, extension of notice periods for or exclusion of termination) to which any Test Employee is eligible under any Employee Benefit Plan or pursuant to any legally binding company practice (betriebliche Übung) or other commitment of the Company.

Disclosed Documents	shall have the meaning as defined in Section 5.4

Due Diligence Review	shall have the meaning as defined in Section K of the Preamble

Employee Benefit Plan	shall mean any beneficial works agreement, collective labor agreement, retirement, extra vacation, death, disability, or health benefit plan or any other employee benefit plan providing for benefits maintained by the Company and applicable to any of the Test Employees.

Environmental Contamination	shall have the meaning as defined in Section 4.16.1

Environmental Law	shall have the meaning as defined in Section 4.16.1

Environmental Matter	shall have the meaning as defined in Section 4.16.1

Environmental Permit	shall have the meaning as defined in Section 4.16.1

Escrow Account	shall have the meaning as defined in Section 2.2.2

Escrow Agents	shall have the meaning as defined in Section 2.3.1

Escrow Agreement	shall have the meaning as defined in Section 2.3.1

Escrow Amount	shall have the meaning as defined in Section 2.2.1

Escrow Tranche I	shall have the meaning as defined in Section 2.3.2

Escrow Tranche II	shall have the meaning as defined in Section 2.3.2

Escrow Tranche III	shall have the meaning as defined in Section 2.3.2

Escrow Tranche IV	shall have the meaning as defined in Section 2.3.2

Escrow Tranche V	shall have the meaning as defined in Section 2.3.2

Exchange Rate	shall have the meaning as defined in Section 2.2.3

Excluded SUSS Inc. Orders	shall have the meaning as defined in Section 1.2.8

Excluded SUSS KK Orders	shall have the meaning as defined in Section 1.2.2

Execution Date	shall mean 27 January 2010

Existing Environmental Condition	shall have the meaning as defined in Section 8.2.1

Expert	shall have the meaning as defined in Section 8.2.4

Final Cash/Debt-Free Amount	shall have the meaning as defined in Section 2.4.2

Final Financial Statements	shall have the meaning as defined in Section 8.2.4

Financial Statements	shall have the meaning as defined in Section 8.1.4

Final Equipment Backlog Amount	shall have the meaning as defined in Section 2.4.5

Final Working Capital Amount	shall have the meaning as defined in Section 2.4.4

Financial Statements	shall have the meaning as defined in Section 4.2.1

Governmental Grants	shall have the meaning as defined in Section G. of the Preamble

Grant 1	shall have the meaning as defined in Section G. of the Preamble

Grant 2	shall have the meaning as defined in Section G. of the Preamble

Grant 3	shall have the meaning as defined in Section G. of the Preamble

Hazardous Materials	shall have the meaning as defined in Section 4.16.1

Inc. Assets	shall have the meaning as defined in Section I. of the Preamble

Inc. Asset Transfer Agreement	shall have the meaning as defined in Section 1.2.11

Initial Payment	shall have the meaning as defined in Section 2.2.1

Insurance Policies	shall have the meaning as defined in Section 4.11.1

Intellectual Property Rights	shall have the meaning as defined in Section 4.6.1

Interim 2010 Financial Statements GAAP	shall have the meaning as defined in Section 8.1.3

Interim 2010 Financial Statements IRFS	shall have the meaning as defined in Section 8.1.3

Interim Period	shall have the meaning as defined in Section 6.5.1

KK Assets	shall have the meaning as defined in Section I. of the Preamble

KK Asset Transfer Agreement	shall have the meaning as defined in Section 1.2.6

Key Employees	shall have the meaning as defined in Section 4.9.1

Liability Cap	shall have the meaning as defined in Section 5.2

Material Adverse Change	shall mean any effect or change that would be materially adverse to the business assets, financial condition or operating results of the Company, taken as a whole, it being understood that only such effect or change leading or likely to lead to costs, damages or any other financial burden in excess of EUR 750,000 for the Company constitute a Material Adverse Change; provided, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Change: (a) any adverse change, event, development, or effect arising from or relating to (1) general business or economic conditions, including such conditions related to the business of the Company, (2) national or international political or social conditions, (3) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) changes in German GAAP, and (b) any adverse change in or effect on the business of the Company that is substantially cured by Seller before the Execution Date

Material Agreements	shall have the meaning as defined in Section 4.10.1

Net Financial Debt/Cash	shall have the meaning as defined in Section 2.4.1

Party / Parties	Seller, Purchaser, SUSS KK, SUSS Inc. and/or Cascade KK

Permits	shall have the meaning as defined in Section 4.7.1

Preliminary Cash/Debt-Free Amount	shall have the meaning as defined in Section 2.1

Pre-Signing Tax Period	shall have the meaning as defined in Section 4.7.1

Profit And Loss Pooling Agreement	shall have the meaning as defined in Section C. of the Preamble

Purchase Price	shall have the meaning as defined in Section 2.1

Purchaser	Cascade Microtech, Inc.

Purchaser’s Knowledge	shall have the meaning as defined in Section 7.4

Purchaser’s Warranty	shall have the meaning as defined in Section 5

Real Property Agreements	shall have the meaning as defined in Section 4.3.2

Restructuring Base Amount	shall have the meaning as defined in Section F. of the Preamble

Restructuring Costs	shall comprise all costs and expenses in connection with the termination or the cessation of employment contracts of the Company’s employees (including, for the avoidance of doubt, also the managing directors of the Company and persons with a temporary employment / service agreement) employed with the Company on the Execution Date (the “Test Employees”), in particular, without limitation, all severance costs, termination costs, garden leave and similar costs, reasonable costs of German counsel (including, without limitation costs of travel and accommodation) and costs of legal proceedings regarding the dismissal of Test Employees, including reasonable costs of legal advisors. Costs or expenses incurred in connection with social compensation plans (Sozialplänen) or reconciliation of interests (Interessenausgleich) shall only qualify as Restructuring Costs if a works council is formed or in the process of being formed at the Company on the Execution Date or within three (3) Business Days thereof. For purposes of this Agreement a works council is only deemed to be in the process of being formed if the employee meeting (Betriebsversammlung) to be held for the election of the members of the election committee (Wahlvorstand) has been held prior to the Execution Date or within three (3) Business Days thereof. Further, any Direct Employment Relationship Costs, not otherwise set forth above, shall not count as Restructuring Costs.

Restructuring Saving Amount	shall mean (i) for any Test Employee with a temporary employment/service agreement with the Company the total remuneration outstanding as of date on which the respective employee is engaged by Seller or any of its Affiliates until the end of the contractual term of such employment/service agreement and (ii) for any Test Employee with an unlimited employment/service agreement with the Company 1/12 times the 2009 annual gross salary/wages of such Test Employee multiplied by the number of years such Test Employee has been working for the Company, it being understood that the application of (i) and (ii) requires that no severance payments to be paid by the Company become payable to the respective employees. The Restructuring Saving Amounts shall be calculated according to Exhibit R.

Revised 2009 Financial Statements	shall have the meaning as defined in Section 8.2.2

Revised Interim 2010 Financial Statements	shall have the meaning as defined in Section 8.2.2

Revised 2009/2010 Financial Statements	shall have the meaning as defined in Section 8.2.2

Seller	Süss MicroTec AG

Seller’s Knowledge	shall mean the positive knowledge (positives Wissen) or any lack of knowledge due to gross negligence (i) of Claus Dietrich or (ii) of any director (Vorstand) of the Seller or of Michael Albert and Tonia Laich, however in case of (ii) gross negligence being based exclusively on the basis of the reporting standards of Seller’s Group. As used in this definition the reporting standards of Seller’s Group shall include (a) bi-weekly divisional management meetings; (b) monthly management letters; (c) quarterly operational reviews; (d) other periodic reports prepared by or for the benefit of the Company or its Shareholders and (e) any “ad hoc” notifications issued by the Company. The reporting standards under (b) and (d) are further described in Exhibit S.

Seller’s Marks	shall have the meaning as defined in Section 6.1

Seller’s Account	shall have the meaning as defined in Section 2.1.2

Seller’s Group	shall mean the Seller and/or any Affiliate of the Seller

Shares	shall have the meaning as defined in Section B. of the Preamble

Supported Projects	shall have the meaning as defined in Section G. of the Preamble

SUSS Inc.	SUSS MicroTec Inc.

SUSS KK	SUSS MicroTec KK

Target Equipment Backlog Amount	shall have the meaning as defined in Section 2.4.5

Target Working Capital Amount	shall have the meaning as defined in Section 2.4.4

Tax or Taxes	shall mean any taxes (Steuern und steuerliche Nebenleistungen) within the meaning of section 3 AO (German Tax Code), and all taxes of any other jurisdictions, including all value added taxes, withholding taxes and other fiscal or governmental charges, such as, but not limited to, social security contributions (Sozialversicherungsbeiträge).

Test Employees	shall have the meaning as defined in the definition of the Restructuring Costs

Third Party/-ies	shall mean any individual person, legal entity or other subject having legal capacity (Rechtssubjekt) which is neither a party to this Agreement nor an affiliate within the meaning of sections 15 et seq. German Stock Corporation Act (Aktiengesetz) to a party to this Agreement.

Third Party Claim	shall have the meaning as defined in Section 7.6.3

Threshold	shall have the meaning as defined in Section 7.3

Transaction	shall have the meaning as defined in Section J. of the Preamble

Transferred SUSS Inc. Orders	shall have the meaning as defined in Section 1.2.8

Transferred SUSS KK Orders	shall have the meaning as defined in Section 1.2.2

Unaudited Statements	shall have the meaning as defined in Section 8.2.1

Warranty/-ies	shall have the meaning as defined in Section 4.

ZTS	shall have the meaning as defined in Section D. of the Preamble

LIST OF EXHIBITS

Exhibit	Description
G	Governmental Grants and Supported Projects

I – 1	K.K. Assets

I – 2	Inc. Assets

L	Binding Purchase Commitments

R	Calculation of Restructuring Saving Amounts

S	Reporting Standards

1.2.2	Backlog Orders

1.2.3	Excluded SUSS K Orders

1.2.6	K.K. Asset Transfer Agreement

1.2.8	Backlog Orders

1.2.9	Excluded SUSS Inc. Orders

1.2.11	Inc. Asset Transfer Agreement

1.3.1	Shareholders Resolution as of Execution Date

1.3.2	Company’s Approval

2.2.1	Allocation of Purchase Price

2.2.3	CSCD Share Transfer Agreement

2.3.1	Escrow Agreement

2.3.2 (iv)	Curing Shareholders Resolutions

2.3.2 (v)	IP Letter

2.4.1	Calculation of Preliminary Cash/Debt-Free Amount

2.4.4	Target Working Capital Amount

2.4.5 (i)	Target Equipment Backlog Amount

2.4.5 (ii)	Backlog Adjustment Amount

3.1.1 (i)	Cross-License Agreement

3.1.1 (ii)	Transition Services Agreement

3.1.1 (iii)	Termination of Profit and Loss Pooling Agreement

3.1.1 (iv)	Termination cash pooling agreement

3.1.1 (vii)	Change of Company’s By-Laws

3.2	Execution Memorandum

4.2.3	Articles of Association

4.2.4	Excerpt from Commercial Register of the Company

4.2.5	Special Powers of Attorney

4.2.6	Domination Agreements

4.4.1	Annual Financial Statements

4.4.3	Bank Borrowings

4.4.5	Exemptions from Ordinary Course of Business

4.5.2	Encumbrances of Assets

4.5.3	Property

4.5.4	Defects in Assets

4.5.6	Consequences from Carve-out of Company

4.6.1 (a)	Intellectual Property Rights

4.6.1 (b)	Intellectual Property Rights with IP Letters

4.6.2	Restrictions to use of intellectual property rights

4.6.3	Infringements of Intellectual Property of a Third Party

4.6.4	Transfer of Inventions of Test Employees

4.6.6	IT

4.6.8	Software other than standard software

4.8	Legal Disputes

4.9.1	Key Employees

4.9.2	Employment Details

4.9.3	Collective Bargaining Agreements

4.9.4	Redundancy Schemes

4.9.5	Strikes

4.9.6	Benefit Plans

4.9.7	Stock Option Plans

4.9.8	Extraordinary Compensation

4.9.10	Bonus Agreements 2010

4.10.1	Material Agreements

4.10.2	Termination of Material Agreements

4.11.1	Insurance Policies

4.12	Product Liability Claims

4.14	Conduct of Business since January 1, 2009

4.15.10	Transfer Pricing Study

4.16.2	Environmental Issues

6.7	Application for Registration of Termination of Profit And Loss Pooling Agreement

6.8	SUSS Inc. and SUSS K.K. Employees

7.4.1 (i)	Persons relevant for Purchaser’s Knowledge

7.4.1 (ii)	Knowledge Documents

7.4.4	Other Documents not constituting Purchaser’s Knowledge

8.1.1	Seller’s Group Financial Reporting Package

8.1.5	Accounting Principles

10	Press release

SALE AND PURCHASE AGREEMENT

by and between

1.	Süss MicroTec AG, Schleißheimer Straße 90, 85748 Garching, Germany

- hereinafter referred to as the “Seller” -

2.	SUSS MicroTec KK, GITC 1-18-2, Hakusan, Midori-ku, 226-0006 Yokohama-shi, Kanagawa, Japan

- hereinafter referred to as the “SUSS KK” -

3.	SUSS MicroTec Inc., 228 Suss Drive, Waterbury Center, VT 05677, United States of America

- hereinafter referred to as the “SUSS Inc.” -

4.	Cascade Microtech, Inc., 2430 NW 206th Avenue, Beaverton, Oregon 97006, USA

- hereinafter referred to as the “Purchaser” -

and

5.	Cascade Microtech KK, 5-7-18-1F, Higashi-Nippori, Arakawa-ku, Tokyo 116-0014, Japan

- hereinafter referred to as “Cascade KK” -

Seller, Purchaser, SUSS KKSUSS Inc. and Cascade KK hereinafter also individually referred to as a “Party” and collectively referred to as the “Parties”.

PREAMBLE

A.

SUSS MicroTec Test Systems GmbH (hereinafter referred to as the “Company”) is a German limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of Germany with registered offices at Sacka and registered with the commercial register of the local court (Amtsgericht) of Dresden under HR B 3021.

The Company is in the business of designing, developing and manufacturing of advanced wafer probing solutions (the “Company’s Business”).

B.	Seller is the sole shareholder of the Company. The Company has a share capital of DEM 1,000,000 (in words: Deutsche Mark one million) divided into 10 shares: four shares with a nominal amount of DEM 50,000, four shares with a nominal amount of DEM 75,000 and two shares with a nominal amount of DEM 250,000 (hereinafter also referred to as the “Shares”).

C.	The Company and the Seller entered into a profit and loss pooling agreement (Gewinnabführungsvertrag) on 2 May 2005 (the “Profit And Loss Pooling Agreement”).

D.	The Company holds a minority interest of 10% of the total stated capital in ZTS-Zentrum für Technologiestrukturentwicklung, Region Riesa-Großenhain GmbH, Glaubitz, registered with the commercial register of the local court Dresden under HRB 13559 (“ZTS”). The Company holds no other interest in any Third Party.

E.	Purchaser is a corporation organized under the laws of the State of Oregon. Its place of business is 2430 N.W. 206th Avenue, Beaverton, Oregon. Purchaser is in the business of designing, developing and manufacturing advanced wafer probing and test socket solutions for the electrical measurement of high performance chips.

F.	Following an assessment of the Company’s operations the Purchaser may decide to restructure or discontinue certain business units. As a result the Company’s work force may be reduced by the Purchaser. In order to mitigate the Purchaser’s costs and expenses for any Restructuring Costs Seller intends to compensate the Purchaser for any such costs and expenses actually incurred by the Company and exceeding an amount of EUR 3,000,000 (the “Restructuring Base Amount”) up to an aggregate amount of EUR 1,000,000 (the “Additional Restructuring Amount”). Accordingly, an amount corresponding to the Additional Restructuring Amount shall be paid by the Purchaser into an escrow account to be available to the Purchaser according to the terms and conditions of this Agreement if and to the extent Restructuring Costs in excess of the Restructuring Base Amount are actually incurred, paid and verified by the Company.

G.	The Company has applied or is in the process of applying for the governmental grants listed in Exhibit G (the “Governmental Grants”) which will be aligned with particular projects (the “Supported Projects”). The Supported Projects are further specified in Exhibit G. The Company has received positive decisions for Governmental Grants on 18 September 2009 in the amount of EUR 100,648 (EP 091005) (the “Grant 1”) and EUR 104,681 (EP 091315) (the “Grant 2”). A Governmental Grant in the amount of up to EUR 790,929 (the “Grant 3”) has been applied for without a positive decision having been granted yet.

H.	The Seller made advanced payments on intercompany receivables of the Company of EUR 2,524,000 prior to the Execution Date, the funds being still with the Company on the Execution Date. The Seller and the Company have agreed by an agreement as of the Execution Date that the Seller was entitled to satisfy such intercompany receivables on or about the Execution Date without any additional costs to the Seller or Purchaser due to pre-mature satisfaction of the intercompany receivables (the “Advanced Payments Agreement”).

I.	SUSS KK is the owner of certain tangible assets relating to the Company’s business as set forth in Exhibit I-1 (the “KK Assets”) and SUSS Inc. is the owner of certain tangible assets relating to the Company’s business as set forth in Exhibit I-2 (the “Inc. Assets”). Further, SUSS KK and SUSS Inc. hold orders from customers of products of the Company in their backlog.

J.	The Seller intends to sell the Shares to the Purchaser and the Purchaser intends to acquire the Shares. Furthermore, SUSS KK and SUSS Inc. intend to sell the KK Assets and the Inc. Assets, respectively, to the Purchaser and Cascade KK, respectively and the Purchaser and Cascade KK, respectively, intend to acquire these assets. The sale and purchase of the Shares, the KK Assets and the Inc. Assets, and the transactions contemplated by this Agreement are hereinafter referred to as the “Transaction”.

K.	Prior to signing of this Sale and Purchase Agreement (the “Agreement”) a due diligence review of the Company has been conducted by, or on behalf of, the Purchaser consisting of data room reviews in summer 2008 and from September 2009 until the date of this Agreement as well as several Q&A management presentations (the “Due Diligence Review”). The Due Diligence Review comprised, among others, site visits and an environmental investigation (phase 1) on behalf of the Purchaser.

L.	The Purchaser is aware that the Company has entered into binding purchase commitments of the Company until and including 31 December 2009 in the aggregate amount of EUR 1,709,665.27 as set forth in Exhibit L.

NOW, THEREFORE, the Parties agree as follows:

1.	SALE AND PURCHASE OF SHARES

1.1	Sale, Purchase and Transfer of Shares

1.1.1	Seller hereby sells, and the Purchaser hereby purchases, the Shares upon the terms and conditions of this Agreement.

1.1.2	The sale and purchase of the Shares hereunder shall include any and all rights pertaining to the Shares, including, without limitation, the right to profits, if any, for the current financial year and for previous financial years of the Company which have not been distributed to Seller prior to the Execution Date.

1.1.3	Seller hereby transfers (dingliche Übertragung) to Purchaser the Shares and any other assets or contractual relationship to be transferred under this Agreement subject to the conditions precedent (aufschiebende Bedingung) of

(i)	payment of the cash component of the Initial Payment and of the Preliminary Cash/Debt-Free Amount by delivery a bank confirmed check pursuant to Section 2.2.2(i);

(ii)	payment of the Escrow Amount into the Escrow Account; and

(iii)	execution of the CSCD Share Transfer Agreement;

and Purchaser hereby accepts such transfer (dingliche Einigung), it being understood that title in the Shares shall transfer at latest in the point in time in which Purchaser is registered as the shareholder with the commercial register. The Seller and the Purchaser agree to instruct the notary to file the transfer of the Shares for registration only after the items in this Section 1.1.3 have been satisfied.

1.2	Sale, Purchase and Transfer of Assets

1.2.1	SUSS KK hereby sells to Cascade KK, and the Cascade KK hereby purchases, the KK Assets upon the terms and conditions of this Agreement.

1.2.2	SUSS KK hereby sells to Cascade KK, and Cascade KK hereby purchases, those backlog orders set out in Exhibit 1.2.2 as of 31 December 2009 and all orders accepted by SUSS KK following 31 December 2009 until the Execution Date (such backlog hereinafter the “Transferred SUSS KK Orders”), however, excluding those orders described in Section 1.2.3 below the (“Excluded SUSS KK Orders”). Cascade KK shall assume any and all rights and obligations arising from any Transferred SUSS KK Orders. The Purchaser shall indemnify SUSS KK against any such liabilities and obligations vis-à-vis such customers relating to the Transferred SUSS KK Orders.

1.2.3	Excluded SUSS KK Orders are all orders set out in Exhibit 1.2.3 or accepted by SUSS KK after 31 December 2009 up to the Execution Date where as of the Execution Date (i) SUSS KK actually paid the corresponding intercompany obligation (purchase price) vis-à-vis the Company (purchase price for intercompany delivery of the respective product), or (ii) such obligation vis-à-vis the Company is accounted for as a (intercompany) receivable of the Company in the Interim 2010 Financial Statements, or (iii) orders for which SUSS KK has already received a deposit (Anzahlung). SUSS KK and Purchaser agree that any receivables of SUSS KK under Excluded SUSS KK Orders remain legally and economically with SUSS KK.

1.2.4	In the event any customer should not consent to a transfer of a Transferred SUSS KK Order in accordance with this Section 1.2, the respective Transferred SUSS KK Order shall be treated internally as if a transfer in rem of each such contract by assignment of contract had been effected. SUSS KK will cooperate with Cascade KK in any required arrangements designed to provide Cascade KK the benefits under any of such contract, including enforcement, at the cost and for the account of the Purchaser, of any and all rights of SUSS KK under such contracts. The Purchaser shall indemnify SUSS KK against any obligations resulting from the Transferred SUSS KK Orders and becoming due following the Execution Date.

1.2.5	The Purchaser shall ensure that the Company continues delivery of any products of the Company to SUSS KK required for performing any of the Excluded SUSS KK Orders in accordance with past practice. With respect to the Excluded SUSS KK Orders SUSS KK herewith undertakes to pay to Cascade KK the difference in the amount between the planned costs as calculated by the Company in accordance with past practice and the purchase price actually paid by the customer to SUSS KK within ten (10) Business Days after receipt of the purchase price from such customer. Any changes in exchange rates shall with regard to such difference amount be to the benefit and detriment of Cascade KK. The Purchaser shall indemnify SUSS KK against any liabilities and obligations from Excluded SUSS KK Orders (including, without limitation, warranty claims), it being understood that Purchaser shall not be obliged to indemnify SUSS KK to the extent that the claim is subject to insurance coverage (excluding insurance deductible).

1.2.6	SUSS KK and Cascade KK shall enter into the local KK Assets Transfer Agreement in Exhibit 1.2.6 in order to transfer in rem (dinglich) to Cascade KK the KK Assets and the Transferred SUSS KK Orders.

1.2.7	SUSS Inc. hereby sells to the Purchaser, and the Purchaser hereby purchases, the Inc. Assets upon the terms and conditions of this Agreement.

1.2.8	SUSS Inc. hereby sells to Purchaser, and the Purchaser hereby purchases, those backlog orders set out in Exhibit 1.2.8 as of 31 December 2009 and all orders accepted by SUSS Inc. following 31 December 2009 until the Execution Date (such backlog orders hereinafter the “Transferred SUSS Inc. Orders”), however, excluding those orders described in Section 1.2.9 below the (“Excluded SUSS Inc. Orders”). The Purchaser shall assume any and all rights and obligations arising from any Transferred SUSS Inc. Orders and shall indemnify SUSS Inc. against any such liabilities and obligations vis-à-vis such customers relating to the Transferred SUSS Inc. Orders

1.2.9	Excluded SUSS Inc. Orders are all orders set out in Exhibit 1.2.9 or accepted by SUSS Inc. after 31 December 2009 up to the Execution Date where as of the Execution Date (i) SUSS Inc. actually paid the corresponding intercompany obligation (purchase price) vis-à-vis the Company (purchase price for intercompany delivery of the respective product), or (ii) such obligation vis-à-vis the Company is accounted for as a (intercompany) receivable of the Company in the Interim 2010 Financial Statements, or (iii) orders for which SUSS Inc. has already received a deposit (Anzahlung). SUSS Inc. and Purchaser agree that any receivables of SUSS Inc. under Excluded SUSS Inc. Orders remain legally and economically with SUSS Inc.

1.2.10	With respect to the Transferred SUSS Inc. Orders and the Excluded SUSS Inc. Orders Section 1.2.4 and 1.2.5 shall apply mutatis mutandis.

1.2.11	SUSS Inc. and Purchaser shall enter into the local Inc. Assets Transfer Agreement as set forth in Exhibit 1.2.11 in order to transfer in rem (dinglich) to Purchaser the Inc. Assets and the Transferred SUSS Inc. Orders.

1.2.12	The Parties have the mutual understanding that the assets transferred pursuant to this Section 1 comprise all assets comprising materials, supplies and inventory owned by the Seller or its Affiliates that pertain to the Company’s Business. If the Parties should have failed to transfer any asset pertaining exclusively or predominantly to the Company’s Business, such assets shall be transferred to Purchaser or, at Purchaser’s discretion, to any of its Affiliates without undue delay, it being understood that no consideration additional to the Purchase Price shall be payable to Seller or its Affiliates.

1.3	Consents

1.3.1	By written shareholders’ resolution as of the Execution Date, a copy of which is attached as Exhibit 1.3.1, the shareholders’ meeting of the Company granted its consent to the sale and transfer of the Shares under this Agreement as required by § 8 of the articles of association of the Company.

1.3.2	By written declaration as of the Execution Date, a copy of which is attached as Exhibit 1.3.2, the Company has approved the transfer of the Shares as contemplated in this Agreement.

2.	CONSIDERATION AND CONDITIONS OF PAYMENT

2.1	Consideration

The consideration for the Shares, the KK Assets, the Transferred SUSS KK Orders, the Inc. Assets and the Transferred SUSS Inc. Orders shall consist of (i) a fixed payment (the “Purchase Price”) and (ii) a preliminary payment (the “Preliminary Cash/Debt-Free Amount”) (the Purchase Price and the Preliminary Cash/Debt-Free Amount collectively the “Consideration”). The Consideration shall be adjusted on the basis of the financial data of the Company as of the Execution Date according to Section 2.4.

2.2	Purchase Price

2.2.1	The Purchase Price shall amount to

EUR 7,000,000

(in words: Euro seven million).

The Purchase Price consists of an initial payment of EUR 4,500,000 (the “Initial Payment”) and one escrow payment in the amount of EUR 2,500,000 (the “Escrow Amount”). EUR 2,000,000 of the Initial Payment is payable in cash and EUR 2,500,000 of the Initial Payment is payable in unregistered shares of Cascade stock (NASDAQ: CSCD) (the “CSCD Shares”). The Purchase Price shall be allocated to the various items as set forth in Exhibit 2.2.1.

2.2.2	On the Execution Date the Purchaser shall pay:

(i)	the cash component of the Initial Payment in the amount of EUR 2,000,000 (in words: Euro two million) and the Preliminary Cash/Debt-Free Amount in the amount of EUR 2,524,000 (in words:

Euro two million five hundred twenty-four thousand) by delivering to Seller on the Execution Date a bank check approved by Landeszentralbank Bayern in the total amount of EUR 4,524,000 (in words: Euro four million five hundred twenty four thousand)

(ii)	the Escrow Amount to the following sub-accounts of the escrow account (“Escrow Account”) of the Escrow Agents by irrevocable wire transfer free of costs and charges in immediately available funds:

Account holders:	Dr. Joachim Dietrich and Dr. Jörg Kretschmer

Bank:	Commerzbank AG, Niederlassung München

Bank code (BLZ):	70040041

Tranche I, account no.:	6604235-81 (EUR 1,000,000)

Tranche II, account no.:	6604235-82 (EUR 500,000)

Tranche III, account no.:	6604235-83 (EUR 500,000)

Tranche IV, account no.:	6604235-84 (EUR 250,000)

Tranche V, account no.:	6604235-85 (EUR 250,000)

2.2.3	On the Execution Date the Purchaser and the Seller shall execute the CSCD Share Transfer Agreement attached hereto as Exhibit 2.2.3 in order to fulfill the Purchaser’s payment obligation pursuant to Section 2.2.1. The number of CSCD Shares to be transferred by Purchaser to Seller shall be determined on the basis of the average price which is to be paid for CSCD shares at NASDAQ during a ninety (90) trading days period and the average USD-EUR exchange rate of the thirty (30) trading days immediately ending 25 January 2010 as reported in the Wall Street Journal (http://online.wsj.com) (the “Exchange Rate”) as follows: The share component of the Initial Payment in the amount of EUR 2,500,000 (in words: Euro two million and five hundred thousand) shall be converted into US Dollar by applying the Exchange Rate. Such converted US Dollar amount shall be divided by the average of the closing sale prices for common stock of the Purchaser on the NASDAQ Stock Market on the ninety (90) US trading days immediately ending 25 January 2010. If the calculation results in a fraction of shares, the result shall be rounded up to the nearest full number to add up to the total number of CSCD Shares.

2.3	Escrow

2.3.1	Dr. Joachim Dietrich, Dr. Jörg Kretschmer (the “Escrow Agents”), the Seller and the Purchaser have entered into an escrow agreement on or about the Execution Date attached hereto as Exhibit 2.3.1 (the “Escrow Agreement”) governing the release of the Escrow Amount and the Escrow Agents have opened the Escrow Account pursuant to the Escrow Agreement.

2.3.2	The Escrow Amount shall be split into five independent tranches (“Escrow Tranches”). The Parties agree that each Escrow Tranche serves only the specific purposes explicitly set forth in this Section 2.3.2 and that the Seller and/or the Purchaser shall only be entitled to claim release of funds from the Escrow Agents if the specific purpose is met:

(i)	A first escrow tranche in an aggregate amount of EUR 1,000,000 (in words: Euro one million) (the “Escrow Tranche I”) shall serve for (a) the Purchaser as compensation for Restructuring Costs actually incurred and paid by the Company in excess of the Restructuring Base Amount (the claim being limited to this Escrow Tranche) and (b) Seller as security if the indemnification obligation of Purchaser for Seller’s loss compensation obligation under the Profit And Loss Pooling Agreement according to § 302 German Stock Corporation Act (AktG) has not been satisfied pursuant to Section 6.6. Further, Seller shall be entitled to receive funds from the Escrow Tranche I if and to the extent Seller or an Affiliate of Seller takes over Test Employees without the Company incurring Restructuring Costs with respect to such Test Employees provided that: (a) Seller shall be entitled to claim release of only 50 % of the respective Restructuring Saving Amount; and (b) this claim is capped at EUR 250,000;

(ii)	a second escrow tranche in an aggregate amount of EUR 500,000 (in words: Euro five hundred thousand) (the “Escrow Tranche II”) shall serve for (a) the Purchaser as security for any claims for breach of Seller’s Warranties under the Agreement, and (b) Seller as security if the indemnification obligation of Purchaser for Seller’s loss compensation obligation under the Profit And Loss Pooling Agreement according to § 302 German Stock Corporation Act (AktG) has not been satisfied pursuant to Section 6.6;

(iii)

a third escrow tranche in an aggregate amount of EUR 500,000 (in words: Euro five hundred thousand) (the “Escrow Tranche III”) shall serve for (a) the Purchaser as compensation if and to the extent the Governmental Grants are not granted to the Company, or to the extent that Governmental Grants have been granted and paid out, fully or in part, to the Company prior to the Execution Date, (the claim being limited to this Escrow Tranche) (b the Purchaser as compensation for additional Restructuring Costs exceeding an amount of EUR 4,000,000 (in words: Euro four million) resulting from the establishment of a works council at the Company provided the works council has been formed or is in the process of being formed on the Execution Date or within three (3) Business Days of the Execution Date (the claim being limited to this Escrow Tranche) and (g) the Seller as compensation if and to the extent that any Governmental Grant is granted (zugesagt) prior to, on or following the Execution Date, provided, however, that any application for a Governmental Grant remaining open on the second anniversary of the Execution Date shall be deemed to be dismissed and furthermore provided that Purchaser has no claim pursuant to (ß) (the claim being limited to this Escrow Tranche);

(a)	If a works council has been formed or is in the process of being formed by the Execution Date or within three (3) Business Days thereof, Seller shall have no right to make a claim against Escrow Tranche III until the earlier of settlement of the Restructuring Costs or the date outlined in Section 2.3.5. If a works council has not been formed or is not in the process of being formed by the Execution Date or within three (3) Business Days thereof, then Seller shall be entitled to make claims against Escrow Tranche III up to a maximum amount of EUR 500,000 as set forth below.

(b)	Upon compliance with the terms of this Section 2.3.2(iii), Seller shall be entitled to make a claim against Escrow Tranche III in an amount equal to EUR 205,329, less any grant funds received by the Company with respect to Grants 1 and 2 prior to the Execution Date.

(c)	Purchaser shall conduct a reasonable assessment within 60 days of the Execution Date to determine, in its sole discretion, the technical and commercial feasibility and compatibility of Grant 3 with regard to Purchaser’s plan for the Company. If the Purchaser agrees to support Grant 3, upon (aa) compliance with the terms of this Section 2.3.2(iii), including the termination of any time period set forth above, and (bb) upon receipt of such grant funds by the Company, Seller shall be entitled to make a claim against Escrow Tranche III for an amount equal to fifty percent (50%) of the award amount received with respect to Grant 3, provided, however, that in no event shall Seller’s claims against Escrow Tranche III exceed EUR 500,000.

(d)	If the Purchaser determines not to support Grant 3, then Purchaser may make a claim against Escrow Tranche III in an amount equal to EUR 500,000, less any amount claimed from Escrow Tranche III by Seller.

(iv)	a fourth escrow tranche in an amount of EUR 250,000 (in words: Euro two hundred and fifty thousand) (the “Escrow Tranche IV”) shall serve for the Purchaser as compensation if Seller fails to present to Purchaser (a) the original or copy of the shareholders’ resolution authenticated by at least one of the original individual shareholders or (ß) the notarized (beglaubigt) shareholders’ resolutions, ratifying the transfer of the Shares set forth in Exhibit 2.3.2(iv). The Escrow Tranche IV shall be released to Seller in case the Seller (a) presents such evidence within 24 months of the Execution Date or (ß), upon Seller’s request, this Agreement is amended in notarized form within 24 months of the Execution Date to the effect that the Warranty in Section 4.3 shall be unlimited in amount and the limitation period for such Warranty shall be 30 years as of the Execution Date.

(v)	a fifth escrow tranche in an amount of EUR 250,000 (in words: Euro two hundred and fifty thousand) (the “Escrow Tranche V”) shall serve for the Purchaser as compensation if Seller fails to present to Purchaser originals of the letters, a draft of which is set forth in Exhibit 2.3.2(v), duly executed by the respective inventors of all Intellectual Property Rights identified in Exhibit 4.6.1. The Purchaser shall ensure that the Company co-operates with the Seller in obtaining such letters without any costs for the Purchaser or the Company. In case the Seller presents all such letters within 24 months of the Execution Date, the full Escrow Tranche V shall be released to Seller. In case the Seller presents all letters relating to 90% of the number of Intellectual Property Rights identified in Exhibit 4.6.1(a) within 24 months of the Execution Date, 50% of the Escrow Tranche V shall be released to Seller.

2.3.3	According to the Escrow Agreement the Escrow Agents are instructed to release any funds from the Escrow Account only

(i)	upon joint notification by Seller and Purchaser, the amount directed in the notification; or

(ii)	upon receipt from either Seller or Purchaser of a certified copy of an enforceable judgment of a court of competent jurisdiction including for the avoidance of doubt a judgment based on an arbitral award, certified as being final, ordering either Seller or Purchaser to make Escrow Payments to the respective other party, the amount awarded by said arbitral award; in case of an arbitral award provisionally enforceable only on security (“gegen Sicherheitsleistung”), the payment may only be directed, if the security has been lodged by the respective party.

(iii)	in the event Purchaser has not indemnified Seller for any loss compensation obligation in accordance with Section 6.6 upon an affidavit (eidesstattliche Versicherung) of Seller that such indemnification is (in full or in part) outstanding, or

(iv)	in accordance with Section 2.3.5.

2.3.4	Unless explicitly otherwise set forth in this Agreement, if the claims made against an Escrow Tranche exceed the respective Escrow Tranche, the respective claims shall be settled on a pro-rata basis. However, the Seller’s claim for indemnification for any loss compensation obligation pursuant to Section 6.6 shall have first rank and priority.

2.3.5	24 months after the Execution Date, the Escrow Agents shall release

(i)	to Seller the funds then remaining in the respective Escrow Tranches I through III after deduction of the amounts of any outstanding payment claims that Purchaser has asserted against Seller with regard the respective Escrow Tranche by way of a duly filed complaint or request for arbitration and

(ii)	to Seller the funds then remaining in the respective Escrow Tranches I through III after deduction of any actual or potential Restructuring Costs relating to a restructuring measure taken by the Purchaser within 24 months of the Execution Date, the amount to be withheld to be agreed upon between the Seller and Purchaser in good faith. Should the Seller and the Purchaser not reach an agreement on the amount to be withheld pursuant to this lit. (ii), the Purchaser shall be entitled to determine in good faith the reasonable amount to be withheld. The amount withheld pursuant to this lit. (ii) shall be released to Seller, after deduction of the Purchaser’s claims with respect to Escrow Tranches I or III, (a) 36 months after the Execution Date to the extent no employment disputes are pending (rechtshängige Arbeitsrechtsstreitigkeiten) at such point in time, or (ß) after final settlement of any employment dispute that has become pending within 36 months of the Execution Date.

(iii)	to Purchaser the funds remaining in the respective Escrow Tranches IV and V.

2.3.6	Seller and Purchaser shall instruct the Escrow Agents in writing to release funds from the Escrow Account in accordance with this Section 2.3.

2.4	Preliminary Cash/Debt-Free Amount; Adjustment Amount

2.4.1	On the Execution Date the Purchaser shall further pay to the Seller’s Account the Preliminary Cash/Debt-Free Amount calculated as of 30 September 2009 based on IFRS as set forth in Exhibit 2.4.1 in the amount of EUR 2,524,000 (in words: Euro two million five hundred twenty-four thousand), it being understood that the payment by the Seller to the Company has been made in accordance with lit. H of the Preamble and Section 3.1.1. (ii).

2.4.2	The Preliminary Cash/Debt-Free Amount shall be adjusted by any changes of the net financial debt/cash as of the Execution Date calculated in the same manner as the Preliminary Cash/Debt-Free Amount based on IFRS (after such adjustment the “Final Cash/Debt-Free Amount”).

2.4.3	The Parties agree that the claims of the Company for loss compensation (Verlustausgleich) against Seller under the Profit And Loss Pooling Agreement for the financial year 2009 and the interim financial year 2010 shall be accounted for as intercompany receivables as of the Execution Date; irrespective of the financial accounts of the Company as of 31 December 2009 and of the Execution Date having been drawn up, audited or approved but that such loss compensation claim shall only become due on the date the respective accounts are approved (festgestellt).

2.4.4	The cash component of the Initial Payment shall be adjusted by any amount the Company’s working capital on the Execution Date (the “Final Working Capital Amount”) falls short of/exceeds the amount of EUR 4,182,000 (the “Target Working Capital Amount”). The Final Working Capital Amount shall be determined in accordance with the calculation of the Target Working Capital Amount as defined in Exhibit 2.4.4.

2.4.5	The cash component of the Initial Payment shall further be adjusted (“Backlog Adjustment Amount”) by 34% of any amount the total aggregated equipment backlog of the Company, SUSS KK and SUSS Inc. on the Execution Date (the “Final Equipment Backlog Amount”) exceeds/falls short of the amount of EUR 4,928,302 (the “Target Equipment Backlog Amount”). The Final Equipment Backlog Amount shall be calculated in accordance with the calculation of the Target Equipment Backlog Amount as defined in Exhibit 2.4.5(i). The Backlog Adjustment Amount shall be calculated as defined in Exhibit 2.4.5(ii).

2.4.6	The Preliminary Cash/Debt-Free Amount, the Target Working Capital Amount and the Target Equipment Backlog Amount shall hereinafter be referred to as the “Benchmark Amounts”.

2.4.7	If, based on the audited Interim 2010 Financial Statements IFRS (as defined in Section 8.1.3), the Final Cash/Debt-Free Amount and/or the Final Working Capital Amount and/or the Final Equipment Backlog Amount falls short of the respective Benchmark Amount, the Purchase Price shall be reduced by the amount of each such difference. If the Final Cash/Debt-Free Amount and/or the Final Working Capital Amount and/or the Final Equipment Backlog Amount exceeds the respective Benchmark Amount, the cash component of the Initial Payment shall be increased by the amount of each such difference.

2.4.8	Except that any adjustment according to Sections 2.4.2, 2.4.3, 2.4.4 and 2.4.5 is disputed between the Parties, the Parties agree that all adjustment amounts, if any, shall be netted to reduce the number of payments required under this Section 2.4.

2.4.9	Any (net) adjustment amount determined on the basis of the above (the “Adjustment Amount”) shall be payable by the Purchaser to the Seller or by the Seller to the Purchaser within ten (10) Business Days after the Interim 2010 Financial Statements or the Revised Interim 2010 Financial Statements, as the case may be, have become final and binding in accordance with Section 8 below.

2.5	Interest

2.5.1	Except as provided otherwise in this Agreement, either Party shall owe interest (Verzugszinsen) on any amounts due and payable to the other Party under this Agreement as from the respective due date, to, but not including, the day of payment at the rate of the three months EURIBOR as disclosed on Reuters’ Website at or about 11.00 a.m. CET plus 300 basis points. Interest payable under any provision of this Agreement shall be calculated on the basis of actual days elapsed divided by 365.

2.5.2	All payments owed by the Seller to the Purchaser under this Agreement shall be made by wire transfer free of costs and charges in immediately available funds to such bank account as the Purchaser has notified to the Seller in writing at least five (5) Business Days prior to the payment, and vice versa.

2.5.3	Interest accrued on the Escrow Accounts shall be added to, and considered to be part of the Escrow Accounts. Any fees and expenses of the Escrow Agents shall not be deducted from the Escrow Accounts but shall be borne by the respective Parties in equal amounts.

3.	ACTIONS ON EXECUTION DATE

3.1	Consummation of the Transaction

3.1.1.	In order to consummate the Transaction the Parties shall take the following actions on the Execution Date in the following order:

(i)	the Seller and the Company shall enter into a cross-license agreement in the form attached as Exhibit 3.1.1(i) (“Cross-License Agreement”);

(ii)	the Seller and the Purchaser shall enter into a Transition Services Agreement in the form attached as Exhibit 3.1.1(ii);

(iii)	the Seller shall terminate the Profit And Loss Pooling Agreement by written notice to the Company according to the draft declaration attached as Exhibit 3.1.1(iii) and the Company shall confirm receipt of such termination in writing;

(iv)	the Seller and the Company shall enter into a termination agreement regarding the Company’s withdrawal from Seller’s Group’s cash pooling in the form attached as Exhibit 3.1.1(iv);

(v)	the Seller shall provide to Purchaser a copy of its arms-length’s calculation of the consideration for the waiver of the non-compete obligation in Art. 13 of the By-laws of the Company assuming the Purchaser being the sole shareholder of the Company.

(vi)	the Seller shall enter into a waiver agreement with the Company in writing regarding the waiver of the non-compete obligation in Art. 13 of the By-laws of the Company against the arms-length’s consideration as calculated in Section 3.1.1(v) and the Seller shall provide a bank statement of the Company’s bank account as of the Execution Date that confirms that payment of such consideration, if any, has been credited to the Company’s bank account;

(vii)	the Seller shall change the Company’s By-laws by shareholders’ resolution attached as Exhibit 3.1.1(vii);

(viii)	the Seller shall provide a bank statement of the Company’s bank account as of the Execution Date that confirms that the Preliminary Cash-/Debt-Free Amount to the Company pursuant to the Advance Payments Agreement in the amount of EUR 2,524,000 has been credited to the Company’s bank account and a confirmation by the Seller that such funds are still at the Company’s disposal;

(ix)	the Purchaser shall pay the cash component of the Initial Payment in the amount of EUR 2,000,000 (in words: Euro two million) and the Preliminary Cash/Debt-Free Amount in the amount of EUR 2,524,000 (in words: Euro two million five hundred twenty-four thousand) by delivering to Seller a bank check approved by Landeszentralbank Bayern in the total amount of EUR 4,524,000 (in words: Euro four million five hundred twenty four thousand) and the Seller shall confirm receipt of such bank check in writing;

(x)	the Parties shall enter into the Share Transfer Agreement regarding the CSCD Shares according to Section 2.1.3;

(xi)	the Seller and the Purchaser shall enter into the Escrow Agreement with the Escrow Agents and the Purchaser shall pay the Escrow Amount to the Escrow Account in accordance with Section 2.1.2;

(xii)	SUSS KK and Cascade KK shall enter into the local KK Assets Transfer Agreement in accordance with Section 1.2.6;

(xiii)	SUSS Inc. and the Purchaser shall enter into the local Inc. Assets Transfer Agreement in accordance with Section 1.2.11; and

(xiv)	the Seller shall terminate the Profit And Loss Pooling Agreement vis-à-vis the Company and the Company shall confirm receipt of such termination declaration.

3.1.2	[Intentionally left blank.]

3.2	Execution Memorandum

Following the execution of all actions set forth in Section 3.1.1 the Parties shall execute the Execution Memorandum attached as Exhibit 3.2.

4.	REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser in the form of independent guarantees pursuant to § 311 of the German Civil Code (BGB) that the statements set forth in this Section 4 are true and correct as of the Execution Date (any such guarantees, as contained in this Section 4, referred to herein as “Warranties” and each as a “Warranty”). To the extent specifically set forth in any Warranty below, the Warranties are applicable with respect to the KK Assets and the Inc. Assets (including both, the Transferred SUSS KK Orders and the Transferred SUSS Inc. Orders), as well as to the local KK Asset Transfer Agreement and the local Inc. Asset Transfer Agreement, however, it being understood that the respective Warranties are made solely by the Seller.

For the purpose of this Section 4,

(a)	the scope and content of each Warranty of Seller contained in this Agreement and Seller’s liability arising thereunder shall be exclusively defined by the provisions of this Agreement (and shall, in particular, be subject to the limitations set forth in Section 7 below), which shall be an integral part of the Warranties of Seller, and no Warranty of Seller shall be construed as a seller’s guarantee (Garantie für die Beschaffenheit oder Haltbarkeit der Sache) within the meaning of §§ 443 and 444 of the German Civil Code (BGB);

(b)	the Warranties shall, unless expressly otherwise referred to therein, apply regardless of any knowledge or fault of Seller (verschuldensunabhängig);

(c)	each Warranty shall be construed independently and shall not be limited by another Warranty or any other provision of this Agreement, it being understood that special Warranties shall prevail over general Warranties;

(d)	disclosure in any Warranty or other provision of this Agreement or any Exhibit hereto shall be deemed to be a disclosure for the purpose of any other Warranty, but only to the extent that such disclosure is made in such a way as to make its relevance reasonably apparent on its face to another Warranty.

(e)	the disclosure of any matter in any Exhibit hereto shall require a correct and complete description of all material facts that would otherwise constitute a breach of the respective Warranty; if a Warranty states that an agreement or other document has been delivered or otherwise been disclosed to Purchaser, such disclosure shall include any relevant amendment, addendum, side letter or similar document relating thereto which is still in effect.

4.1	Organization and Authorization of Seller, SUSS KK and SUSS Inc.

4.1.1	Seller is a corporation duly incorporated and validly existing under the laws of Germany. SUSS KK is a corporation duly incorporated and validly existing under the laws of Japan. SUSS Inc. is a corporation duly incorporated and validly existing under the laws of the State of Vermont.

4.1.2	The execution and performance by Seller of this Agreement is within Seller’s corporate powers, do not violate the articles of association or by-laws of Seller and have been duly authorized by all necessary corporate or other action on the part of Seller. This Agreement has been duly executed by Seller. Assuming due authorization and execution by Purchaser, SUSS KK and SUSS Inc., this Agreement constitutes a valid and binding agreement of Seller, enforceable against it in accordance with its terms.

4.1.3	The execution and performance by SUSS KK of the KK Asset Transfer Agreement and this Agreement is within SUSS KK’s corporate powers, do not violate the articles of association or by-laws of SUSS KK and have been duly authorized by all necessary corporate or other action on the part of SUSS KK. This Agreement has been duly executed by SUSS KK.

4.1.4	The execution and performance by SUSS Inc. of the Inc. Asset Transfer Agreement and this Agreement is within SUSS Inc.’s corporate powers, do not violate the articles of association or by-laws of SUSS Inc. and have been duly authorized by all necessary corporate or other action on the part of SUSS Inc. This Agreement has been duly executed by SUSS Inc.

4.1.5	Assuming compliance with any applicable requirements under merger control laws, the execution and performance of this Agreement, the KK Asset Transfer Agreement and the Inc. Asset Transfer Agreement by Seller and SUSS KK and SUSS Inc. require no approval or consent by any governmental authority or other Third Party and do not violate any applicable law, decision by any court, arbitrator or governmental authority, agreement or obligation binding on Seller, SUSS KK and SUSS Inc.

4.1.6	There is no lawsuit, investigation or proceeding pending or threatened against Seller, SUSS KK and SUSS Inc. before any court, arbitrator or governmental authority which in any manner challenges or seeks to prevent, alter or delay, or may otherwise have an adverse effect on Seller’s or SUSS KK’s or SUSS Inc.’s ability to consummate, the transactions contemplated by this Agreement, the KK Asset Transfer Agreement or the Inc. Asset Transfer Agreement.

4.2	Due Incorporation and Organization

4.2.1	The Company is a limited liability company (GmbH), duly incorporated and validly existing under the laws of Germany and has all corporate powers to conduct its business as currently conducted.

4.2.2	The Company does not hold any share or partnership interest in any other company or other entity, except as the share in ZTS as specified in Section D. of the Preamble.

4.2.3	True and complete copies of the articles of association of the Company have been delivered to Purchaser prior to the Execution Date. A copy of the Company’s articles of association as in effect as of the Execution Date is attached to this Agreement as Exhibit 4.2.3.

4.2.4	Exhibit 4.2.4 contains a true and correct copy of the excerpt from the commercial register of the Company. No registrations or applications for registration in such register are pending and there are no matters which are not registered therein, but with respect to which a registration would be required under applicable law, save for the registration of the termination of the Profit And Loss Pooling Agreement.

4.2.5	Exhibit 4.2.5 contains a true and complete list of all special powers of attorney (Generalvollmachten) issued by the Company, other than those which are shown in any registry excerpt referred to in Section 4.2.4.

4.2.6	Except as set forth in Exhibit 4.2.6, the Company is not a party to any agreement (Unternehmensvertrag) within the meaning of Sections 291, 292 of the German Stock Corporation Act (AktG), any similar agreement under the laws of any other jurisdiction and has not granted any power of attorney which would permit any Third Party to control the Company or obligate it to transfer its profits to any such Third Party, or any similar agreement.

4.2.7	No bankruptcy, insolvency, liquidation or similar proceedings (whether mandatory or voluntary) are pending, and no filing for such proceedings has been made or is required, with respect to the Company, SUSS Inc. or SUSS KK. The Company has not entered into any moratorium agreement (Moratorium) or similar agreement with its creditors. Neither of the Company, SUSS KK or SUSS Inc. have - in order to avoid bankruptcy, insolvency, liquidation or similar proceedings against the Company, SUSS KK or SUSS Inc. - stopped or suspended payment of its debts, become unable to pay its debts or otherwise become insolvent in any jurisdiction. No assets of the Company and no KK Asset, nor Inc. Asset have been seized or confiscated by or on behalf of any third party nor are any foreclosure, forfeiture, execution or enforcement proceedings pending or threatened with respect to the Company, SUSS KK, SUSS Inc. or their respective assets. To Seller’s Knowledge, there are no facts or events which are likely to result in any proceedings or other events as referred to in this Section 4.2.7.

4.2.8	The execution and performance of this Agreement will not (i) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any Material Agreement listed in section (ii) of Exhibit 4.10.1 or (ii) result in the imposition of any lien or encumbrance upon any asset of the Company, any KK Asset or Inc. Asset or otherwise adversely affect the Company’s right to use any of the assets currently owned or used by it.

4.3	Ownership of Shares; Shareholdings

4.3.1	The Shares are owned by Seller and are duly authorized and validly issued. Seller is the sole and unrestricted owner of the Shares.

4.3.2	The Shares are free and clear of any liens, encumbrances, other rights of third parties or other defects of title (Rechtsmängel), and there are no pre-emptive rights, rights of first refusal, options, subscription rights or other rights (whether absolute or contingent) of any Third Party to purchase or acquire any of the Shares. The Seller is not, with respect to the Shares, bound by any agreement (including voting trust agreements - Stimmbindungsverträge), restrictions or obligations relating to any rights under the Shares. There are no silent partnerships in respect of the Company and no Third Party owns any indirect participations (Unterbeteiligungen) in any Shares.

4.3.3	The Shares are fully paid and have not been repaid, neither in whole nor in part, and there is no shareholder obligation to make any additional payment or other contribution with respect to any of the Shares.

4.3.4	The Shares represent all of the issued share capital of the Company and there are no other (including authorized or outstanding) shares of the Company. There are no securities of the Company convertible into or exchangeable for shares of the Company. The Company has no obligation to issue any shares or securities convertible into or exchangeable for such shares, and no Third Party has any right (whether absolute or contingent) to acquire any such shares or securities from the Company. There are no outstanding obligations of the Company to repurchase or otherwise acquire any shares of the Company.

4.4	Financial Statements

4.4.1	The financial statements of the Company for the fiscal year ended December 31, 2008 (as audited by KPMG Deutsche Treuhand Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft, which has issued an unqualified auditor’s certificate thereon) as attached hereto as Exhibit 4.4.1 (the “Annual Financial Statements”) have been prepared in accordance with the provisions of the German Commercial Code (HGB) and generally accepted accounting principles as applied in Germany (Grundsätze ordnungsgemäßer Buchführung), applied on a consistent basis (such consistency to include, for the purposes of this Section 4.4.1, the consistent use of any discretionary rights – Bilanzierungs- und Bewertungswahlrechte), and in accordance with such accounting principles give a true and fair view of the assets, financial condition and results of the operations of the Company in all material respects, as of, and with respect to the financial year ending on, December 31, 2008.

4.4.2	To Seller’s Knowledge, there are no facts or circumstances (including subsequent events - wertaufhellende Tatsachen) which would, individually or in the aggregate, require a material change to the Annual Financial Statements, if such facts or circumstances had been known at the time when such financial statements or reports were prepared.

4.4.3	Except as set forth in Exhibit 4.4.3, the Company has no bank borrowings or lease payment obligations to any third party (including any entity of the Seller’s Group). Except as set forth in this Agreement, to Seller’s Knowledge, from (and including) 1 January 2009, no material actual liability outside the ordinary course of business has been incurred or become known by the Company which would have to be shown or accrued for in any balance sheet, or to be disclosed in the notes to any financial statements, of the Company.

4.4.4	All books and records (including accounting and tax records) of the Company have been properly kept in accordance with applicable law in all material respects, are in the Company’s unrestricted possession and accurately reflect in all material respects all transactions that are required to be reflected therein pursuant to any applicable law and any applicable accounting principles.

4.4.5	Since January 1, 2009, the Company’s business has been conducted in the ordinary course consistent with past practice in all material respects, except as set forth in Exhibit 4.4.5.

4.5	Assets

4.5.1	Save as set forth in Section 4.5.2, the Company has valid title to, and is legal and beneficial owner of, all property and assets (whether real, personal, tangible or intangible) reflected in the Annual Financial Statements or acquired by it since the relevant balance sheet date, except for properties and assets disposed of, used up or perished since such balance sheet date in the ordinary course of the Company’s business. Save as set forth in Section 4.5.2, SUSS Inc. and SUSS KK have valid title to, and are the legal and beneficial owner of the Inc. Assets and the KK Assets. The KK Assets and the Inc. Assets are free and clear of any liens, encumbrances, other rights of third parties or other defects of title (Rechtsmängel)), and there are no pre-emptive rights or other rights (whether absolute or contingent) of any Third Party to purchase or acquire any of the KK Assets or Inc. Assets.

4.5.2

The assets referred to in Section 4.5.1 are not encumbered with, and the Company is not under any obligation to grant or create, any liens, pledges, mortgages, charges or other security interests or encumbrances in favor of any Third Party, except for (i) retention of title rights in favor of suppliers (Eigentumsvorbehalt), (ii) liens, pledges or similar security rights under statutory law, (iii) liens or pledges under the general terms and conditions of banks or other financial institutions over cash and securities deposited with them, all (i-iii) accepted in the ordinary course of business and except for assets leased, rented, borrowed, licensed or otherwise held without a transfer of ownership by the Company and (iv) the liens, pledges, other rights and encumbrances listed in Exhibit 4.5.2. There are no pre-emptive rights, rights of first refusal, options or other rights of any Third Party to purchase or acquire any real property or any other material assets owned by the Company or to request the granting of any rights or encumbrances in such assets. The same shall apply mutatis mutandis for the Inc. Assets and the KK Assets.

4.5.3	Exhibit 4.5.3 contains a true and complete list of all real properties owned, leased or occupied by the Company (the “Property”). The Company has the right to use the Property for the conduct of its businesses, as currently conducted, pursuant to a valid and enforceable lease and is in exclusive and undisturbed possession of the Property.

4.5.4	The fixed tangible assets which are owned or used by the Company or that are part of the KK Assets or the Inc. Assets and are material for the Company’s business as currently conducted by it, have no material defects, are in good operating condition and repair (except for ordinary wear and tear) and, have been properly and regularly maintained in accordance with existing maintenance schedules, except as set forth in Exhibit 4.5.4. The production processes at the Company’s facilities are certified under ISO standards.

4.5.5	The inventories of the Company have been maintained in the ordinary course of business and, to Seller’s Knowledge, are sufficient and adequate for the normal operation of their businesses in accordance with past practice. To Seller’s Knowledge, such inventories are free from any defects and saleable or usable in the ordinary course of business, consistent with past practice. All trade accounts receivable of the Company arising since January 1, 2009 have arisen from sales or services made in the ordinary course of business, consistent with past practice.

4.5.6	Except for the consequences resulting from the carve out of the Company out of the Seller’s Group as set forth in Exhibit 4.5.6 or as reflected in the Transition Services Agreement, the Company has available, as owner or on the basis of valid lease, license or similar agreements, all assets (whether tangible or intangible, including information technology and know-how and any documentation relating thereto) and services (by employees or any third parties) which are required by it in order to continue to conduct its business as currently conducted, consistent with past practice and are material for the conduct of its business, taken as a whole. Except as set forth in Exhibit 4.5.6 and except provided for by the Transition Services Agreement or the Cross-License Agreement, the Company does not require any services or licenses from the Seller’s Group or otherwise in order to carry on its business as currently conducted.

4.6	Intellectual Property Rights

4.6.1	Exhibit 4.6.1(a) contains a true and complete list of all patents, trademarks, domain names and other registered intellectual property rights (a) which have been registered, or filed for registration, on behalf of the Company or (b) which are owned by (the “Intellectual Property Rights”) or licensed to the Company, specifying as to each the nature of such Intellectual Property Right and the registered owner of such Intellectual Property Right. The Company has the right to use the Intellectual Property Rights. The Company is the sole and unrestricted owner (i) of the Intellectual Property Rights set forth in Exhibit 4.6.1(b) and (ii) of any other Intellectual Property Right as to which Seller delivers to Purchaser on or after the Execution Date originals of the letters referenced in Section 2.3.2(v), duly executed by all respective inventors of such Intellectual Property Right. None of the Intellectual Property Rights is subject to any outstanding judgment, injunction, order or decree issued against the Company which restricts the use thereof by it and no Third Party has challenged any Intellectual Property Right in writing or, to Seller’s Knowledge, in any other manner towards the Company.

4.6.2	All Intellectual Property Rights are legally existing and enforceable against Third Parties. All registerable Intellectual Property Rights material for the Company’s Business have been duly registered or filed for registration with the competent authority (as the case may be). The Company has paid all registration or license fees when due and taken all other actions necessary to validly maintain any registrations and the enforceability of all material Intellectual Property Rights, and are in compliance with all material license conditions, as applicable, with respect to any Intellectual Property Rights. Except as set forth in Exhibit 4.6.2, the Company has the unrestricted right to use all intellectual property rights for the conduct of its business, as currently conducted, in accordance with applicable law and any applicable license conditions and such right will not be restricted or adversely affected by the consummation of the Transaction. Except as set forth in Exhibit 4.6.4, the Intellectual Property Rights are free and clear of any rights of Third Parties and the Company has not granted an exclusive or non-exclusive license with respect to any Intellectual Property Right to any Third Party.

4.6.3	To Seller’s Knowledge, the Company does not infringe any intellectual property rights of any Third Party. No Third Party has notified the Company in writing or, to Seller’s Knowledge, in any other manner, that the Company currently infringes, or has infringed in the past, any intellectual property right of a Third Party, except as set forth in Exhibit 4.6.3. To Seller’s Knowledge, none of the Intellectual Property Rights is currently being infringed, or has been infringed during a period of five years prior to the date hereof, by any Third Party.

4.6.4	Except as set forth in Exhibit 4.6.4, however including such Intellectual Property Rights listed in Exhibit 4.6.4 for which Seller delivers to Purchaser on or after the Execution Date originals of the letters referenced in Section 2.3.2(v), duly executed by all respective inventors of such Intellectual Property Right, the Company has acquired full and unrestricted title in all inventions made by Test Employees that are used in the conduct of the Company’s Business and no (present or former) director, officer or employee of the Company has any rights or claims against the Company with respect to any Intellectual Property Right, except for compensation claims under the German Act on Employee’s Inventions (Arbeitnehmererfindungsgesetz) or similar laws of other countries. The Company will not loose its right to make use of the Intellectual Property Rights set forth in Exhibit 4.6.4 due to any claim made by an inventor referenced in the patent documentation of the Intellectual Property Rights set forth in Exhibit 4.6.4 or its assignee, heir or successor in law.

4.6.5	Except as far as made available under agreements entered into within the ordinary course of business or entered into with the potential acquirers of the Company in 2008, no know-how, trade secret or other confidential information that are material to the Company’s business (collectively “Confidential Business Information”) has been made available by the Company to any Third Party. To Seller’s Knowledge, no Confidential Business Information has entered the public domain and, except as set forth above, no Third Party otherwise uses or has available any Confidential Business Information. The Company has taken all actions required in accordance with standard industry practice to protect the secrecy, confidentiality and value of the Confidential Business Information. None of the Company’s rights to any Confidential Business Information has been challenged in writing or, to Seller’s Knowledge, otherwise by any Third Party.

4.6.6	Except as set forth in Exhibit 4.6.6, the hardware, software and other information technology owned, licensed or used by the Company meet all requirements of the Company’s business, as currently conducted, and, to Seller’s knowledge, are free from any defects that may materially affect their functionality. The Company has licensed from the respective owner all copies of any third party software used by the Company. The Company operates appropriate data storage and disaster recovery plans as necessary to enable it to carry on the conduct of its business in the normal course in the event of any failure of its information technology.

4.6.7	Except for the Seller’s Marks, after consummation of this Agreement, the Company will either own, hold a license for or has any other right to use any intellectual property necessary for the Company to carry out its business in the same manner it had carried out such business prior to the Execution Date.

4.6.8	Except as set forth in Exhibit 4.6.8, the Company does not use any software other than standard shelf software in the ordinary course of business.

4.7	Governmental Permits; Compliance with Laws

4.7.1	The Company has all material governmental, regulatory and other permits, licenses, authorizations and consents which are required by them under any applicable law in order to operate its businesses as currently conducted (the “Permits”). No Permit has been cancelled, revoked or restricted by any competent authority in a manner that would limit the Company in its ability to duly conduct its business consistent with past practice. No such authority or other Third Party has notified the Company in writing that it will or may cancel, revoke or restrict and Permit, nor, to Seller’s Knowledge, are there any other circumstances which are likely to result in any such cancellation, revocation or subsequent restriction.

4.7.2	The business of the Company is, and (to the extent any non-compliance in the past may still be relevant as of today or in the future) has been, conducted, in all material respects, in compliance with all applicable laws (such term to include, for the purpose of this Agreement, any statutory or other laws, regulations and orders) in all countries in which the Company operates, and all Permits. The Company (i) has not received any pending written notice of any failure to comply with such laws or Permits nor (ii) is, to Seller’s Knowledge, under investigation with respect to any such failure.

4.7.3	The Company is not liable for the repayment of any state aids or other subsidies (including but not limited to investment subsidies or investment grants, “Investitionszulage oder Investitionszuschüsse”) provided that such liability has not been caused by actions taken after the Execution Date.

4.8	Litigation, Disputes

Except as set forth in Exhibit 4.8 or if involving Purchaser as a party,

4.8.1	the Company is not a party to any civil, criminal or administrative action, suit, investigation or other proceeding before any court, arbitrator or governmental authority with an amount in dispute (Streitwert), if any, exceeding EUR 50,000;

4.8.2	no proceeding as referred to in Section 4.8.1 has been threatened or announced against the Company in writing or, to Seller’s Knowledge, in any other manner; and

4.8.3	the Company is not subject to any judgment, order, decree or settlement that imposes any outstanding or ongoing obligation on the Company.

4.9	Employees

4.9.1	Exhibit 4.9.1 contains a true and complete list of all directors and officers of the Company and of all employees of the Company whose annual salary (including any fixed minimum bonus, but excluding any variable or discretionary bonus and any benefits) is in excess of EUR 80,000 (the “Key Employees”). No notice of termination of any Key Employee has been given and to Seller’s Knowledge, no Key Employee has expressed the intention to terminate his or her employment with the Company.

4.9.2	A true and complete list of all Test Employees, not setting forth their names, but prepared on an anonymous basis, including their job descriptions, date of birth, date of employment, annual base salaries, on-target-earnings, notice period, special dismissal protection pursuant to the German Social Code, Maternity Protection Law, Vocational Training Act (Sonderkündigungsschutz nach dem Sozialgesetzbuch IX, dem Mutterschutzgesetz und dem Berufsbildungsgesetz) and of all free-lancers (freie Mitarbeiter) and temporary workers (Leiharbeitnehmer) has been delivered to Purchaser prior to the Execution Date and is attached hereto as Exhibit 4.9.2. To Seller’s Knowledge, no free-lancer or consultant employed by the Company at any time prior to the Execution Date qualifies as an employee under any applicable law, and no temporary worker has a right to demand employment by the Company. No Test Employee has given and/or received notice of his/her employment.

4.9.3	Exhibit 4.9.3 contains a true and complete list of all collective bargaining agreements (Tarifverträge), agreements with unions or workers’ councils, social plans, and material standard practices (e.g. betriebliche Übungen, Gesamtzusagen) by which the Company is bound. The Company is in compliance with any such agreements, plans, schemes and practices in all material respects.

4.9.4	Exhibit 4.9.4 sets forth all redundancy, work-sharing or short-time working schemes of the Company which are currently in effect or have been resolved or implemented within a period of five years prior to the date hereof. The Company has no outstanding obligation or liability under such schemes. The Company is not bound by any restriction as to the closure, downsizing or other restructuring affecting the workforce of any of its businesses (or portions thereof), except for any restrictions under mandatory law.

4.9.5	Except as set forth in Exhibit 4.9.5, the Company is not experiencing, nor – to the extent still relevant – has experienced during a period of five years prior to the Execution Date, and, to Seller’s Knowledge, there are no circumstances which are likely to result in, any strike or lock-out, any dispute before any court, arbitrator or mediator or any other dispute relating to employment or labor matters of a general nature (including with respect to lay-offs, restructurings, employee benefits, general working conditions, unfair labor practices or discrimination) or affecting a significant number of employees, save for any effects of the Transaction.

4.9.6	Exhibit 4.9.6 correctly sets forth all (i) pension commitments (including retirement, widows’, dependants’ and disability pensions) and old-age part-time schemes and (ii) other employee benefit plans (whether funded or unfunded, on a defined benefit or defined contribution basis, or otherwise) relating to retirement, death, disability, medical benefits or anniversary payments by which the Company is bound (including plans which have been terminated, but in respect of which the Company may still have any obligations or liabilities), other than (A) mandatory employer’s contributions to statutory benefit schemes or (B) sick pay required under mandatory law. All the commitments, schemes and plans set forth, or required to be set forth, in Exhibit 4.9.6 (the “Benefit Plans”) are and have been established, amended and operated in accordance with their terms and applicable law. To Seller’s Knowledge, any adjustments of old-age part-time schemes under the Benefit Plans have been made in accordance with applicable law. True and complete copies of any actuarial reports relating to the Benefit Plans have been delivered to Purchaser prior to the date hereof. All relevant data supplied by the Company to the actuaries for the purpose of preparing such reports are true and correct in all material respects as of the dates as of which such reports have been prepared. To Seller’s Knowledge, any pension or other obligations of the Company under the Benefit Plans have been fully reflected in the Annual Financial Statements in accordance with the requirements of German commercial law pursuant to the Commercial Code (Handelsgesetzbuch). All contributions to the pension security fund (Pensionssicherungsverein) (or similar funds or institutions under the laws of any jurisdiction other than Germany) have been duly accrued and timely paid.

4.9.7	Except as set forth in Exhibit 4.9.7, neither Seller nor the Company, in respect of any directors, officers or employees of the Company, have implemented any stock option plans or profit participation plans, other than customary variable salary components, and the Company is not and will not become liable under, with regard to or to make for the loss of coverage under any stock options granted. Except as set forth in Exhibit 4.9.7, the Company has not granted any loans to directors, officers or Test Employees.

4.9.8

Except as set forth in Exhibit 4.9.8, the Company will not become liable for any compensation, severance or other payment or benefit to any (current or former) managing director or employee of the Company granted or promised by the Company or the Seller in connection with the Transaction contemplated hereby or any divestiture of the Company. Neither the execution of this Agreement nor the consummation of the Transaction contemplated hereby will result in, or accelerate, the payment or vesting of any benefit to any director, officer or employee. No employment terms of any Test Employee have been varied (either by way of amendment or the exercise of any discretion) in connection with or with a view to the Transaction contemplated hereby or any divestiture of the Company. No member of the Seller’s Group has offered, or committed to offer, to employ (whether as an officer, employee or consultant) any Key Employee or other Test Employee at any time after the Execution Date. No Test Employee has been relocated from the Seller’s group to the Company or vice versa.

4.9.9	The Company neither has a works council, nor, to Seller’s Knowledge is a works council in the process of being formed.

4.9.10	Except as set forth in Exhibit 4.9.10, the Company has not agreed, or otherwise set forth, targets under existing bonus agreements with any Test Employee for the year 2010 or thereafter.

4.10	Agreements

4.10.1	Exhibit 4.10.1 contains a true and complete list of all of the following agreements or arrangements, whether written or non-written, (i) to which the Company is a party or (ii) under which the Company may still have any obligation or liability (the “Material Agreements”):

(i)	agreements relating to the acquisition, sale or encumbrance of any shareholding, business or real estate or of any other fixed asset, provided the consideration or value of such other fixed asset exceeds EUR 50,000;

(ii)	joint venture, partnership, shareholder or cooperation agreements relating to the conduct of a material part of the business of the Company;

(iii)	rental and lease agreements (i) which relate to real estate or (ii) which relate to other fixed assets and, individually, provide for annual payments of EUR 50,000 or more;

(iv)	license agreements (whether as licensor or licensee) regarding any intellectual property rights or know-how, provided the annual consideration or value of such intellectual property right or know-how exceeds an amount of EUR 25,000 or more (other than license agreements for standard application software, entered into in the ordinary course of business); secrecy or confidentiality agreements relating to technical or other know-how (except for such agreements entered into within the ordinary course of business or with the potential acquirers of the Company entered into in 2008);

(v)	loan agreements (including those relating to any intercompany debt towards a member of the Seller’s Group), bonds, notes or other agreements relating to bank borrowings or lease payment obligations, in any case exceeding EUR 100,000; agreements which grant or create any lien, pledge or other security interest in any assets of the Company in respect of any such financial debt as set forth in this Section 4.10.1;

(vi)	agreements with distributors, sales agents and other resellers or sales representatives;

(vii)	frame or master agreements, if any, with the ten (10) major suppliers and customers of the Company (based on the aggregate consolidated sales in 2008);

(viii)	material agreements with governmental authorities (including anti-trust authorities) relating to regulatory matters;

(ix)	any long-term agreements (Dauerschuldverhältnisse) of any type other than as referred to above which provide for an annual consideration in excess of EUR 50,000 and may not be terminated by the Company on six months’ or shorter notice and without penalty.

(x)	agreements with (a) Seller or any other member of the Seller’s Group (including service agreements or arrangements relating to group charges, but except for orders of supply in the ordinary course of the Company’s business consistent with past practice and any intercompany agreements on Company’s products), (b) any director or officer of the Seller’s Group (except for the Company) or (c) any person related (nahestehend) (pursuant to section 138 German Insolvency Act (InsO)) to an entity or person referred to in (a) and (b);

(xi)	guarantees, letters of credit, indemnities or suretyships issued by the Company or agreements under which the Company provides a security interest in any of its assets, in each case with respect to any indebtedness of a Third Party and subordination agreements (Rangrücktrittserklärungen); and

(xii)	agreements relating to forward transactions (Termingeschäfte), futures, options, swaps or other derivatives or hedging arrangements.

(xiii)	agreements with consultants or advisors exceeding an annual amount of EUR 20,000;

(xiv)	agreements entered into outside the ordinary course of the Company’s business exceeding an amount of EUR 100,000.

4.10.2	All Material Agreements have been validly entered into on behalf of the Company and are in full force and effect in all material respects. Unless otherwise disclosed in Exhibit 4.10.2, (i) no written notice of termination has been given, nor has any such termination been threatened or announced to the Company with respect to any Material Agreement and (ii) neither the Company nor, to Seller’s Knowledge, any Third Party to any Material Agreement is in material default or breach under any such agreement.

4.11	Insurance Coverage

4.11.1	Exhibit 4.11.1 contains a true and complete list of all material insurance policies relating to the assets, business or operations of the Company, the KK Assets or the Inc. Assets (the “Insurance Policies”), setting forth for each the insurer and the insured party. To Seller’s Knowledge, the insurance coverage of the Company is, and has been in the past, sufficient to comply with the requirements of material applicable law and any agreement by which the Company is bound, and the coverage thereunder is, and has been, of the type and amounts to that which is customarily maintained by companies conducting businesses in Germany similar to those of the Company.

4.11.2	All Insurance Policies are in full force and effect and no written notice of cancellation or termination has been issued or received by the Company. The Company has duly paid all premiums and is in compliance with all material obligations under such insurance policies (including all obligations relating to any notifications and other actions required for the insurance coverage).

4.11.3	To Seller’s Knowledge, no claims by the Company, SUSS Inc. or SUSS KK are pending under the Insurance Policies.

4.12	Product Liability and Warranty

Except as disclosed in Exhibit 4.12 and for the avoidance of doubt, except for warranty claims (Gewährleistungs- und Garantieansprüche),

4.12.1	no product liability claims within the meaning of German product liability act (Produkthaftungsgesetz) have been asserted against the Company since January 1, 2004 in writing or, to Seller’s Knowledge, in any other manner;

4.12.2	since January 1, 2005, the Company has not recalled, or received any order from any governmental authority or request from any other party to recall, any of the products manufactured and delivered by it;

4.12.3	to Seller’s Knowledge, the products manufactured or delivered by the Company prior to the Execution Date do not have any defects which will result, or may reasonably be expected to result, in any claim as set forth in Section 4.12.1 or will require the Company to recall any of such products under applicable law.

4.13	Certain Transaction Related Fees and Expenses

The Company has no obligation or liability to pay any fees or commissions or to reimburse any monies to any broker, finder, agent or other Third Party (including any member of the Seller’s group) with respect to this Agreement or the Transaction contemplated hereby.

4.14	Conduct of Business since January 1, 2009

In the period between January 1, 2009 and the Execution Date, except as disclosed in Exhibit 4.14, the business of the Company has been conducted in the ordinary course in all material respects, in a manner consistent with past practice. The Company has not taken, or committed to take, any of the following actions nor has any of the following events occurred with respect to the Company:

4.14.1	any merger, spin-off or similar corporate reorganization; any other material restructuring of the business organization of the Company (whether or not requiring any corporate action);

4.14.2	any declaration or payment of dividends or any profit transfer to any member of the Seller’s Group; any repayment or redemption of any shares in the Company; any payment or transfer to, or other transaction with, any member of the Seller’s Group not made on arm’s length terms;

4.14.3	any acquisition, encumbrance or divestiture of (i) a shareholding in any other entity or any business or (ii), outside the ordinary course of business, any other fixed asset;

4.14.4	any incurrence by the Company of any indebtedness for borrowed money or any other bank borrowings or lease payment obligations in addition to any indebtedness shown in the Annual Financial Statements, except for lease agreements listed in Exhibit 4.4.3;

4.14.5	any guarantee or the granting of any security interest (i) by the Company in respect of any indebtedness of any third party or (ii) by any third party (each including any member of the Seller’s Group) in respect of any indebtedness of the Company;

4.14.6	any investment in, or the making of any loan to, any other company or person outside the ordinary course of business;

4.14.7	any acceleration of the collection of accounts receivable or delay in the payment of accounts payable, as compared with past practice; any failure to maintain inventory on a normal level, consistent with past practice;

4.14.8	any lay-off with respect to a significant part of the workforce of the Company; any action qualifying as a change of operations (Betriebsänderung) within the meaning of Section 111 of the German Shop Constitution Act (Betriebsverfassungsgesetz) or other restructuring or action materially affecting the workforce which requires any consent by or consultation with any body of employee representatives;

(i)	any change in, or commitment to change, any compensation or benefit or the terms of employment of any Key Employee or of a significant number of other employees, other than normal salary increases or as a result of normal promotions in the ordinary course of business; any implementation of, or change in, any pension or other employee benefit plan;

(ii)	any change in any method of accounting or accounting practice or policy, other than as required by a concurrent change of general accounting principles;

4.14.9	any defection of, or material reduction of the business dealings with, any material supplier or customer of the Company outside the ordinary course of business; any notice by any of such suppliers or customers to the Company (made in writing or to Seller’s Knowledge, in any other manner) that it intends to so terminate or reduce its business dealings with the Company;

4.14.10	any damage, destruction or other casualty loss (whether or not covered by insurance) which is in excess of EUR 50,000;

4.14.11	any Material Adverse Change, it being understood that for a Material Adverse Change, only events that occurred from 1 October 2009 shall be taken into account.

4.15	Tax Matters

4.15.1	All Tax returns required to be filed with any taxing authority by or on behalf of the Company have been prepared diligently and in good faith, are true and correct and have been filed when due.

4.15.2	The Company has timely paid when due all Taxes shown as payable by it on any valid and enforceable tax assessment notice issued by any taxing authority or on any tax return filed by it with any taxing authority.

4.15.3	To Seller’s Knowledge, no tax audit, investigation, dispute or other proceeding is pending in respect of the Company and the Company has not been notified in writing by any taxing authority that such authority intends to commence any such proceeding.

4.15.4	The Company has not paid or become liable, and, to Seller’s Knowledge, there are no circumstances by reason of which the Company is liable to pay penalty or surcharge.

4.15.5	To Seller’s Knowledge, the Company has no liability for the Taxes of any other party, whether as a transferee or successor, by contract or otherwise.

4.15.6	The Company is not a party to, or bound by, or has any obligation under, any tax allocation or tax sharing agreement or any similar contract or arrangement that obligates it to pay or reimburse any Tax or make any payment computed by reference to any Tax, taxable income or taxable loss of any other party.

4.15.7	The Profit And Loss Pooling Agreement is (i) valid and effective under civil law until and including the Execution Date, (ii) tax effective for corporate and trade income tax until 31 December 2009 and (iii) tax effective for VAT purposes until and including the Execution Date. All Taxes of the Company subject to the Profit And Loss Pooling Agreement up to the end of the Company’s 2008 fiscal year have been included in the Seller’s Tax returns until and including 31 December 2008.

4.15.8	The Company has not entered into any outstanding agreements, waivers or arrangements with any taxing authority.

4.15.9	Neither the Seller nor the Company has taken any measures or entered into any transaction which may be regarded as resulting in a constructive dividend (verdeckte Gewinnausschüttung) by the relevant taxing authorities, and all intercompany transactions between any member of the Seller’s Group and the Company have been entered into and performed on arm’s length terms and can sufficiently be documented vis-à-vis tax authorities in order to be recognized by the tax authorities.

4.15.10	Exhibit 4.15.10 contains copies of the most recent transfer pricing reports/studies with respect to the Company.

4.16	Environmental Matters

4.16.1	The following terms, as used in this Agreement, shall have the following meanings:

“Environmental Contamination” means any

(i)	Hazardous Materials (as defined below), and/or

(ii)	pollutants, contaminants or other substances, which are subject to Environmental Laws as in force on the Execution Date or as may be amended from time to time within a period of three (3) years after the Execution Date, that are existing in the soil, buildings or installations, groundwater or surface water or air and are required to be cleaned up, contained or investigated or otherwise remedied or addressed by the Company pursuant to any Environmental Law (as defined below);

“Environmental Law” means any law or regulation or other legally binding rule imposing standards of conduct, technical standards or liability with respect to, or otherwise relating to, any Environmental Matter, as in effect at the relevant time;

“Environmental Matter” means any matter which relates to the use, handling, manufacturing or generation, distribution, collection, transportation, storage, disposal, clean-up or release of Hazardous Materials or waste, to health and safety or otherwise to the protection of the environment;

“Environmental Permit” means any permit required under any Environmental Law.

“Hazardous Materials” means dangerous substances and preparations as defined in Article 2 (2) of the European Community Council Directive 67/548 EEC, as in force on the Execution Date or as may be amended from time to time within a period of three (3) years after the Execution Date, and any other substances that are classified as dangerous or hazardous or are regulated in any manner under any applicable Environmental Law.

4.16.2	Except as disclosed in Exhibit 4.16.2,

(i)	The Company has obtained all Environmental Permits required for its operations (as conducted from time to time) in accordance with all applicable Environmental Laws and is, and during a period of five years prior to the Execution Date has been, in compliance with the terms of such permits and with all other applicable Environmental Laws.

(ii)	The Company is not involved, and since 2005 has not been involved, in any action, suit, investigation or proceeding by or before any governmental authority or Third Party which relates to any Environmental Matter for which the Company could be responsible or liable under any Environmental Law, and the Company has not received any written claim or notice by any governmental authority or Third Party which alleges a violation of any Environmental Law or Environmental Permit by the Company.

(iii)	No environmental audit or investigation of the Property has been conducted within the past five years by Seller, the Company or any Third Party.

(iv)	Except within the ordinary course of business of the Company, during a period of five years prior to the Execution Date the Company has not used any property, building or facility for the storage or treatment of Hazardous Materials or disposed of any property, building or facility used for such purpose.

(v)	The Property and the buildings and facilities thereon are free from any Environmental Contamination.

4.17	Intergroup Distribution Agreements

The Company has terminated all distribution agreements with companies of the Seller’s Group. The companies of the Seller’s Group have no compensation claims, or have validly waived such claims, resulting from such termination.

4.18	ZTS-Shareholding

The Company’s Share in ZTS is fully paid and has not been repaid, neither in whole nor in part, and there is no shareholder obligation to make any additional payment or other contribution with respect to such share.

4.19	Warranty obligations

The Company’s obligations for defects in deliveries, warranties, or other product-related liability relating to deliveries of products prior to the Execution Date do not exceed a total amount of EUR 711,000, calculated in accordance with the calculation used in the audited annual financial statement 2008.

4.20	Disclosure

To Seller’s Knowledge, none of the documents and other information delivered to Purchaser and its representatives prior to the Execution Date in connection with the transactions contemplated by this Agreement contains an untrue statement of a material fact in respect of the Company or omits to state facts necessary to make any information therein not misleading in any material respect misleading.

4.21	Margins

The average margin of the equipment backlog for the aggregate backlog of the Company, SUSS KK and SUSS Inc. as of the Execution Date (the “Average Equipment Backlog Margin”) shall be at least 34%. The Average Equipment Backlog Margin shall be calculated as follows

Average Equipment Backlog Margin =

(Net Sales Price - Cost of Sales) / Net Sales Price * 100

where (a) Net Sales Price is the price stated in the backlog orders, excluding the backlog of Z Probes, service or spare parts, in accordance with IFRS as applied by the Company prior to the Execution Date and (b) the Cost of Sales shall not include the costs of sales due to amortization of development costs, over-/under absorption, building or releasing of reserves for (i) inventory, (ii) demo equipment, (iii) finished goods, (iv) materials, (v) supplies and (vi) work in process.

4.22	Purchase Commitments

There are no purchase commitments exceeding an aggregate purchase obligation for the Company of EUR 1,800,000 (in words: Euro one million eight hundred thousand).

4.23	Cash Pooling

As of the Execution Date, the Company has been validly and fully released from any cash pooling agreement without any remaining obligations of or liabilities for the Company or its assets.

5.	REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller in the form of independent guarantees pursuant to section 311 of the German Civil Code (BGB) that the statement set forth in this Section 5 are true and correct as of the Execution Date (any such guarantees, as contained in this Section 5, referred to herein as “Purchaser’s Warranties” and each as a “Purchaser’s Warranty”).

For the purpose of this Section 5,

(a)	the scope and content of each Purchaser’s Warranty and Purchaser’s liability arising thereunder shall be exclusively defined by the provisions of this Agreement (and shall, in particular, be subject to the limitations set forth in Section 7.2, 7.3, 7.4, 7.5 and 7.7 below), which shall be an integral part of the Purchaser’s Warranties of Purchaser, and no Warranty of Purchaser shall be construed as a purchaser’s guarantee (Garantie für die Beschaffenheit oder Haltbarkeit der Sache) within the meaning of sections 443 and 444 of the German Civil Code (BGB);

(b)	the Purchaser’s Warranties shall, unless expressly otherwise referred to therein, apply regardless of any knowledge or fault of Purchaser (verschuldensunabhängig);

(c)	disclosure in any Purchaser’s Warranty or other provision of this Agreement or any Exhibit hereto shall be deemed to be a disclosure for the purpose of any other Purchaser’s Warranty, but only to the extent that such disclosure is made in such a way as to make its relevance reasonably apparent on its face to another Purchaser’s Warranty.

5.1	Existence and Authorization of Purchaser

5.1.1	Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Oregon (jurisdiction) and has all corporate powers required to carry on its business as presently conducted.

5.1.2	No bankruptcy, insolvency, liquidation or similar proceedings (whether mandatory or voluntary) are pending, and no filing for such proceedings has been made or, to Purchaser’s Knowledge, is required with respect to the Purchaser.

5.1.3	The execution and performance by Purchaser of this Agreement are within Purchaser’s corporate powers, do not violate the articles of association or by-laws of Purchaser and have been duly authorized by all necessary corporate actions on the part of Purchaser. This Agreement has been duly executed by Purchaser. Assuming due authorization and execution by Seller this Agreement constitutes a valid and binding agreement of Purchaser, enforceable against it in accordance with its terms.

5.1.4	Assuming compliance with any applicable requirements under merger control laws, the execution and performance of this Agreement by Purchaser require no approval or consent by any governmental authority or other Third Party and do not violate any applicable law or decision by any court or governmental authority, agreement or obligation binding on Purchaser.

5.1.5	There is no lawsuit, investigation or proceeding pending against or threatened against Purchaser before any court, arbitrator or governmental authority which in any manner challenges or seeks to prevent, alter or delay , or may otherwise have an adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement.

5.1.6	Subject to Seller’s compliance with applicable United States securities laws, the CSCD Shares will become freely tradable nine (9) months after the Execution Date so that Seller can dispose of any and all of the CSCD Shares by selling them over the stock market at its own discretion.

5.2	Financial Capability

Purchaser has readily available funds to pay the Consideration and the Preliminary Cash-/Debt-Free Amount in accordance with this Agreement.

6.	COVENANTS

6.1	Use of Seller’s Marks

On the Execution Date, the Purchaser shall change the company name of the Company so that the company name does neither include “SÜSS MicroTec”, “SUSS MicroTec” or any similar name or name that could be confused with the current company name, and shall immediately cause the Company to notify the name change in due form to the commercial register of the Company with a copy to Seller and to take all actions required to have the name change registered in the commercial register of the Company. As soon as reasonably practicable, with a target date of one month from the Execution Date, but in any event within three months after the Execution Date, Purchaser shall take, or cause to be taken, all actions required to change the logos and Internet domain names of the Company so as to no longer contain the name “SUSS”, “SÜSS”, “SUSS MicroTec” or “Karl Süss” (collectively, the “Seller’s Marks”) and remove from any letterhead, website or brochure any indication that the Company is still part of the Seller’s group. Purchaser shall further use all reasonable efforts to ensure that the Company will not (i) use any Seller’s Mark in any brochures or sales literature (other than in any description of the history of the group or its products) or (ii) permit any reseller or sales agent to use any Seller’s Mark (without prejudice to any contracts or commitments existing on the Execution Date); provided, however, that the Company and their resellers or agents shall be fully permitted to continue to use any brochures, sales literature or letterhead containing any Seller’s Mark and to sell any products and packaging carrying any Seller’s Mark during a period of three months after the Execution Date; for the avoidance of doubt, the foregoing shall in no way limit the right of the Company to provide service, spare parts and other maintenance regarding the products sold prior to the Execution Date and to in this context use the Seller’s Marks for reference. During the three month period the Purchaser shall ensure that the Company does not use the (trading) name and trade mark “SÜSS”, “SUSS” or “Karl Süss”, the SUSS logo or the Karl Süss logo in any manner which would be adversely affecting the businesses of the Seller or its Affiliates or could from the perspective of a reasonable businessman be detrimental to any of the Seller, its Affiliates or its businesses.

The provision of this Section 6.1 shall not prevent the Company from duly performing (i) the Excluded SUSS KK Orders, (ii) the Excluded SUSS Inc. Orders, (iii) the Transferred SUSS KK Orders and (iv) Transferred SUSS Inc. Orders, each under Seller’s Marks.

The Purchaser shall ensure that the Company re-transfers to Seller or any other entity nominated by Seller in writing to the Purchaser all such (trading) names, trade marks comprising the Seller’s Marks and terminates any license agreements pertaining to the use of any such rights all free of any consideration within three month period from the Execution Date. Purchaser shall bear the cost of any such transfer, but only to the extent such cost does not exceed EUR 5,000. Seller shall bear the cost of any such transfer in excess of EUR 5,000.

6.2	Non-Solicitation

For a period of two years after the Execution Date, Seller shall not, and shall cause the other entities of the Seller’s group not to, neither directly nor indirectly, actively solicit for employment (abwerben) or hire any Test Employee, it being understood, however, that Seller and any entity of the Seller’s group shall be free to employ any Test Employee if the respective entity was approached by any such Test Employee.

6.3	Confidentiality

For a period of three years after the Execution Date, and with respect to technical know-how for an unlimited period of time after the Execution Date, Seller shall keep confidential and not disclose to any Third Party any business or trade secrets of the Company, other than those which have become publicly known through no fault of the Seller’s group or which the Seller’s group is required to disclose in order to comply with any legal requirements or stock exchange regulations.

6.4	Access to Information of the Company after the Execution Date

6.4.1	Provided such information is not available at the Company, Seller shall, after the Execution Date, promptly afford to Purchaser, the Company and its representatives access, upon reasonable advance notice and at ordinary business hours, to accounting, financial and other records (including electronically stored data) or information relating to the Company (and allow them, at their own costs, to make copies thereof), which are available to the Seller’s Group.

6.4.2	After the Execution Date, Purchaser shall promptly afford to Seller and its representatives access, upon reasonable advance notice and at ordinary business hours, to accounting, financial and other records of the Company (and allow them, at their own costs, to make copies thereof), to the extent necessary to the Seller’s group in connection with any financial statements for any period ending prior to or on the Execution Date or any audit, governmental investigation or litigation with any Third Party pending prior to the Execution Date, or initiated thereafter but relating to time periods prior to the Execution Date.

6.4.3	Seller shall keep, and shall cause the other members of the Seller’s group to keep, and Purchaser shall keep, and shall cause the Company to keep, all books and records referred to in Sections 6.4.1 and 6.4.2 in accordance with and during the periods required under applicable law.

6.5	Further Assurances; Cooperation

The Parties shall execute, or cause to be executed, the Transition Services Agreement and all agreements and documents and take, or cause to be taken, all other actions necessary under applicable laws and regulations to consummate the Transactions contemplated by this Agreement.

6.6	Profit and Loss Compensation

The Seller and the Purchaser agree that the Profit And Loss Pooling Agreement shall be exercised (durchführen) by the Company and the Seller and that any losses shall therefore be actually compensated by the Seller by cash payments to the Company. The Purchaser shall indemnify and hold harmless the Seller from and against any loss compensation obligation resulting from the Profit And Loss Pooling Agreement for the financial year 2009 and/or the financial year 2010 within five (5) Business Days following receipt of the loss compensation by the Company. The Seller and the Purchaser further agree that in no event such indemnification obligation of the Purchaser shall exceed EUR 2,500,000 (in words:

Euro two million and five hundred thousand). To the extent the Final Cash/Debt-Free Amount has not become final and binding upon the Parties and the Seller is obliged to compensate the Company for its losses of the financial year 2009 and/or the financial year 2010 (up to and including the Execution Date) the Seller and the Purchaser agree as follows:

(i)	Purchaser’s indemnification obligation according to this Section 6.6 shall become due and payable five (5) Business Days following receipt of the loss compensation payment from the Seller by the Company;

(ii)	the Purchaser shall indemnify the Seller by making the respective cash payment to the Seller’s Account; and

(iii)	the loss compensation shall no longer be accounted for in the determination of the Final Cash/Debt-Free Amount.

6.7	Termination of the Profit And Loss Pooling Agreement

Seller has terminated the Profit And Loss Pooling Agreement with effect as of the Execution Date. As a matter of precaution Seller will terminate the Profit And Loss Pooling Agreement again on the Execution Date vis-à-vis the Company immediately after the title in the Shares has passed to the Purchaser; the Purchaser shall ensure that the termination of the Profit And Loss Pooling Agreement is filed with the appropriate commercial register by the managing directors of the Company immediately and that the Company takes all actions required to have the termination of the Profit And Loss Pooling Agreement registered in the commercial register of the Company. A draft of the application to the commercial register is attached as Exhibit 6.7.

6.8	Negotiations with employees of SUSS Inc. and/or SUSS KK

On the Execution Date SUSS Inc. and SUSS KK employ the employees engaged in the distribution of the Company’s products as listed in Exhibit 6.8. The Seller undertakes to cause SUSS Inc. and SUSS KK to allow the Purchaser full access to any such employees to the extent legally permissible to interview them for potential employment and/or offer them new employment. The Purchaser shall ensure that the negotiations with such employees shall be commenced directly after the Execution Date (either by the Purchaser or the Company or any of their Affiliates), however not later than within four (4) weeks of the Execution Date.

6.9	Environmental

Purchaser and/or the Company shall be entitled to remedy the groundwater abstraction well located at the Company’s business premises. Seller shall indemnify and hold harmless Purchaser and/or the Company from any reasonable costs of such remedial actions within ten Business Days of Purchaser and/or the Company having submitted invoices of the respective costs to Seller, provided that Purchaser and/or Company were unsuccessful in requesting indemnification by the landlord of the property for a period of at least 4 weeks. Purchaser agrees to assign its claim against the landlord to Seller if and to the extent that Seller indemnifies Purchaser.

6.10	Tax

6.10.1	The Seller undertakes to timely file all Tax returns for any periods ending on or prior to the Execution Date involving the Company, in accordance with past practice. SUSS KK and/or SUSS Inc. undertake to timely file all Tax returns, if any, that include the KK Assets and/or Inc. Assets respectively in accordance with past practice. The Seller, SUSS KK and SUSS Inc. shall submit a copy of each such return and any related work papers, limited to the Company, to the Purchaser.

6.10.2	All Taxes of the Company subject to the Profit And Loss Pooling Agreement relating to the Company’s 2009 fiscal year shall be included in the Seller’s Tax returns until and including 31 December 2009. VAT of the Company for the time period until and including the Execution Date shall be included in the Seller’s VAT returns.

6.10.3	The Parties undertake to cooperate in preparation, filing and review of any Tax returns that relate to the Company, to SUSS KK and/or to SUSS Inc. for periods prior to the Execution Date and to the extent necessary.

6.10.4	The Parties undertake to treat any VAT under the Profit And Loss Pooling Agreement through the Execution Date pursuant to the circular letter of the Upper Fiscal Authority (OFD - Verfügung Hannover vom 6. August 2007 – S 7105-49-StO 172 Tz. 2).

6.10.5	Seller and Purchaser shall cooperate in good faith as regards any resolution of any Tax dispute with any Tax authority that could affect the Company, the Seller, the KK Assets and/or the Inc. Assets relating to a period until and including to the Execution Date.

6.11	Cross-License Agreement

The Seller shall cause its Affiliates indicated in the Cross-License Agreement that have not duly entered into such agreement on the Execution Date to enter into the Cross-License Agreement in due form immediately after the Execution Date.

7.	REMEDIES FOR BREACH OF WARRANTIES

7.1	Remedies for breach of Warranties

7.1.1	In the event of any breach or non-fulfilment by Seller of any of the Warranties, Seller shall, subject to the provisions of this Section 7, put the Purchaser or, at the Purchaser’s request, the Company into the position that the Purchaser or the Company would have been in had such Warranty not been breached (Naturalrestitution) or, if such remediation in kind is impossible or has been unsuccessful within six (6) weeks following the written notification by Purchaser of the breach of the Warranty, pay monetary damage compensation (Schadensersatz in Geld), provided, however, that such damage compensation shall not cover lost profits (entgangener Gewinn) and internal administrative and overhead costs.

7.1.2	The Seller shall not be liable for, and the Purchaser shall not be entitled to claim, any damages under or in connection with this Agreement if and to the extent that:

(a)	the matter to which the claim relates is reflected as a liability (Verbindlichkeit), individual provision (Einzelrückstellung), depreciation (Abschreibung) or individual write-off (Einzelwertberichtigung) in the interim financial statements as of 30 September 2009 and has been taken into account in determining and/adjusting the Purchase Price (no “double dip”);

(b)	the amount of the claim has been recovered by the Purchaser or the Company from a Third Party or under an insurance policy except to the extent recovery results in an increase of insurance premiums for the future; or

(c)	either the Purchaser and/or, after the Execution Date, the Company have, pursuant to § 254 BGB, (i) caused (verursacht oder mitverursacht), (ii) aggravated the breach of the respective Warranty or any damage resulting therefrom, or (iii) failed to mitigate damages

(d)	a claim for breach of the Warranties under Section 4.3 is at hand and the Purchaser has received monies from Escrow Tranche IV; or

(e)	a claim for breach of the Warranties under Section 4.6 is at hand and the Purchaser has received monies from Escrow Tranche V.

7.1.3	Further, the Seller shall not be liable for, and the Purchaser shall not be entitled to claim, any damages under or in connection with the Warranty according to Section 4.16 (Environmental) if and to the extent that the Environmental Contamination or Environmental Matter is discovered (i) as a result of investigations, preparatory or exploratory measures after the Execution Date which have been carried out by the Company, the Purchaser (or an affiliate of the Purchaser) without the Company / the Purchaser or such other entity being obliged to carry out such investigation, preparatory or exploratory measures under Environmental Laws applicable at the time when the respective investigation, preparatory or exploratory measure is conducted, or (ii) after the Execution Date as a consequence of activities outside of the ordinary course of business of the Company as conducted up to the Execution Date.

7.2	Scope of Seller’s Liability pursuant to this Agreement

To the extent legally permissible, the Seller’s aggregate liability under this Agreement including, but not limited to, any and all claims for breach

(a)	of any of the Warranties shall be limited to a maximum amount of (i) EUR 4,500,000 and (ii) the amount of monies received by Seller from Escrow Tranches IV and V;

(b)	except for Seller’s liability for any breach of Warranties according to Sections 4.1, 4.2, 4.3 (title), 4.6.4 (Employee Inventions), 4.15 (Tax) and 4.16 (Environmental), in which case Seller’s liability shall be limited to the sum of (i) EUR 4,500,000, and (ii) the amount of monies received by Seller from Escrow Tranches IV and V and (iii) any amount received by the Seller from the Escrow Tranches I through III provided that monies received by Seller from the Escrow Tranches I and II due to Purchaser not making compensation payment to the Seller pursuant to Section 6.6 when due shall not be taken into consideration.

7.3	De Minimis Amount; Threshold

Seller shall only be liable for any losses arising from a breach of a Warranty of Seller contained in Section 4 if (i) any individual loss exceeds an amount of EUR 2,000 and (ii) all such losses exceed an aggregate amount of EUR 75,000 (in which cases the full amount shall be recoverable).

7.4	Purchaser’s Knowledge

7.4.1	Seller shall not be liable for the inaccuracy of a Warranty if Purchaser knows of the inaccuracy or fails to know due to gross negligence; provided that for the purpose of such knowledge, only the knowledge of the persons set forth in Exhibit 7.4.1(i) shall be relevant, it being understood that the Purchaser has knowledge of the documents attached hereto in Exhibit 7.4.1(ii).

7.4.2	Section 7.4.1 shall not apply to, and any knowledge of Purchaser shall not exclude and/or limit Seller’s liability under, the Warranties in Sections 4.3 and 4.6.

7.4.3	Section 377 of the German Commercial Code (HGB) shall not apply.

7.4.4	Certain additional documents that were provided to the Purchaser but do not constitute Purchaser’s Knowledge are attached hereto in Exhibit 7.4.4.

7.5	Time Limitation

All claims under Section 4 shall become time-barred (verjährt) 24 months as from the Execution Date, except for claims under (i) Section 4.4.1 that shall become time-barred 18 months as from the Execution Date, (ii) Sections 4.1, 4.2 and 4.3 that shall become time-barred 10 years as from the Execution Date, (iii) Sections 4.6.4 (Employee Inventions) that become time barred after 15 years or after expiration of the respective Intellectual Property Rights, whichever is earlier, (iv) 4.16 (Environmental) that shall become time barred 15 years as from the Execution Date; and (v) Section 4.15 (Tax) that shall become time-barred 6 months after the relevant Tax assessment notice has become binding and non-appealable. § 203 BGB shall not apply.

7.6	Indemnification Procedures

7.6.1	If after the Execution Date the Purchaser becomes aware of any circumstances which reasonably indicate a potential breach of Warranties, the Purchaser shall without undue delay, in no event later than within ten Business Days, give the Seller written notice thereof with such notice stating the nature of the possible breach and an estimate as to the likely amount involved to the extent that such estimate can be determined at the time of the notice, it being understood that Purchaser’s claim against Seller shall not be limited to the estimated amount.

7.6.2	The Purchaser shall notify the Seller of any tax audit (Betriebsprüfung) regarding the Company and relating to a tax period beginning prior to the Execution Date within ten (10) Business Days following the receipt of a respective announcement of the tax audit and shall provide a copy of such announcement and any material documents in connection therewith. The Purchaser shall keep the Seller informed on pending tax audits, material negotiation issues and interim results of the tax audits and provide copies of any material correspondence with the tax authorities. The obligation under this Section 7.6.2 applies vice versa to the Seller with respect to any Tax audits of the Seller which would affect the Company, the KK Assets and/or the Inc. Assets.

7.6.3	In the event that any action, claim, demand or proceeding with respect to which Purchaser may request indemnification pursuant to this Section 7 (a “Third Party Claim”) is asserted or announced against the Company by any Third Party (including any governmental authority), Purchaser shall (i) grant Seller and its representatives, upon reasonable advance notice and during normal business hours, access to all relevant correspondence with the Third Party and to all other documents and employees of the Company relevant for the defense of the claim, (ii) give Seller the opportunity to participate in all material meetings and conferences with the Third Party, provided that any costs incurred by Seller in connection therewith shall be borne by Seller, and (iii) in no event acknowledge or settle, or permit the Company to acknowledge or settle, the Third Party Claim without Seller’s prior written consent, which shall not be unreasonably withheld.

7.6.4	In addition, Seller shall be entitled but not obliged to solely direct and control the defense of the Third Party Claim at its own cost. Such power shall include, without limitation, the right to appoint and instruct counsel and to request that the Third Party Claim be litigated or settled in accordance with Seller’s instructions. In conducting a defense, Seller shall comply with any applicable law, consult with Purchaser on any material action in connection with the defense and have due regard to the reasonable business interests of the Seller and the Purchaser. Section 7.6.6 shall apply.

7.6.5	The failure of Purchaser to comply with any of its obligations under the above provisions of this Section 7.5 shall release Seller from its respective indemnification obligation hereunder, to the extent that the Seller reasonably demonstrates that it has been prejudiced by such failure.

7.6.6	Section 254 of the German Civil Code (BGB) shall remain unaffected.

7.7	Exclusion of Further Remedies

The remedies which the Purchaser may have against the Seller (in particular for Warranties) shall solely be governed by this Agreement and shall be the exclusive remedies available to the Purchaser. Without limiting the generality of the aforesaid, any right of the Purchaser against the Seller to lower the Purchase Price (Minderung) or rescind this Agreement (Rücktritt), or to require the winding up of the transactions contemplated hereunder on any other legal basis (e.g. by way of any claims for breach of pre-contractual obligations (culpa in contrahendo gemäß §§ 311 Abs. 2, 280 Abs. 1 BGB), or ancillary obligations (Rücktritt wegen Nebenpflichtverletzung gemäß §§ 241 Abs. 2, 324 BGB) and any liability in tort

(Deliktshaftung), except for claims for wilful misconduct (Vorsatz) or wilful deceit (arglistige Täuschung), are hereby explicitly excluded and waived by the Purchaser. The provisions in this Section 7.7 shall be for the benefit of the Seller and the Seller’s respective directors, officers, employees and advisers (echter Vertrag zugunsten Dritter).

8.	PREPARATION, APPROVAL AND AUDITING OF FINANCIAL STATEMENTS

8.1	Financial Statements

8.1.1	The Seller has prepared financial statements as of 31 December 2009 in accordance with IFRS certified and stamped by KPMG AG Wirtschaftsprüfungsgeselschaft for Seller’s Group Financial Reporting Package based on IFRS attached as Exhibit 8.1.1.

8.1.2	The Purchaser shall ensure and warrant that the Company provides the Seller with audited financial statements (Prüfungsbericht) of the Company as of 31 December 2009 in accordance with German GAAP (Grundsätze ordnungsgemäßer Buchführung und Anwendung der handelsrechtlichen Rechnungslegungsvorschriften) (the “2009 Financial Statements GAAP”).

8.1.3	The Purchaser shall ensure and warrant that the Company provides the Seller with audited interim financial statements (Prüfungsbericht) of the Company as of the Execution Date in accordance with German GAAP (the “Interim 2010 Financial Statements GAAP”) and audited interim financial statements (Prüfungsbericht) of the Company as of the Execution Date in accordance with IFRS (the “Interim 2010 Financial Statements IFRS”), each containing in particular

(i)	a balance sheet (Bilanz) of the Company; and

(ii)	a profit and loss statement (Gewinn- und Verlustrechnung) of the Company.

8.1.4	The 2009 Financial Statements GAAP, Interim 2010 Financial Statements GAAP and the Interim 2010 Financial Statements IFRS are hereinafter referred to as the “Financial Statements”.

8.1.5

The Purchaser and the Seller shall ensure that the Company prepares and provides the audited Financial Statements to the Seller within forty-five (45) days as of the Execution Date. The Financial Statements shall be prepared pursuant to the same regulations and principles as applied to the annual financial statements of the Company in general, (i) the 2009 Financial Statements GAAP and the Interim

2010 Financial Statements GAAP in particular by applying the regulations and principles set out in Exhibit 8.1.5 and (ii) the Interim 2010 Financial Statements IFRS in particular by applying the regulations and principles in the same manner as applied in connection with the financial statements set forth in Section 8.1.1. Any rights provided by applicable German GAAP/IFRS on whether to include and how to value items in the Financial Statements shall be exercised on a basis fully consistent with past practice (Bilanzkontinuität und Bewertungsstetigkeit).

8.2	Auditing of the Financial Statements; Objections

8.2.1	The Seller and the Purchaser shall ensure that the Company submits unaudited Financial Statements (the “Unaudited Statements”) no later than on 12 February 2010 to the Purchaser and the Seller for review and shall ensure that the Company makes available to the Purchaser, the Seller and their respective professional advisors all documents and other data reasonably required by them to review the Unaudited Statements. The Financial Statements shall be audited by the Company’s auditors (KPMG AG Wirtschaftsprüfungsgesellschaft, München) and subject to the approval by such auditors; the review by the Purchaser and the Seller shall include the auditor’s working papers and audit files relating to the Financial Statements. The Parties shall ensure that the Company uses best efforts to obtain the auditor’s approval as early as possible after finalization of the Financial Statements. The Seller (or its expert advisors) shall be entitled to fully participate in the auditing process (including, but not limited to, a physical inventory, accrual of Taxes) in order to validate the procedure and the results of the audit.

8.2.2	Any objections of the Purchaser or the Seller to one of the Unaudited Statements shall be stated within ten (10) Business Days of receipt of the Unaudited Statements and the documents and other data reasonably required pursuant to this Section 8.2.2 by the Purchaser or the Seller by providing the respective other Party and the Company’s auditor with a written statement of objections, specifying in reasonable detail the grounds for the objections. If and to the extent the Purchaser or the Seller does not state its objections in accordance with the requirements of this Section 8.2.2, the respective Unaudited Statements shall with the expiration of such period be final and binding upon the respective Party.

8.2.3	In case of any objections of either the Purchaser or the Seller to the Unaudited Statements in accordance with the requirements of Section 8 the Purchaser and the Seller shall attempt in good faith to resolve such objections as soon as feasible.

8.2.4

If the Purchaser and the Seller do not agree in writing on any objections within ten (10) Business Days of the receipt of such objection pursuant to Section 8.2.2, then each Party may request that the Unaudited Statements shall be finally determined by an independent auditor who shall be an accounting firm of national or international reputation appointed by the President of the German Institute of Accountants (IDW) (the accounting firm appointed by the President of the German Institute of Accountants shall be referred to as the “Expert”), it being understood that the determinations by the Expert – limited however in its scope to the objections of the Parties – shall be final and binding on the Parties (the “Final Financial Statements”). The fees and expenses of the Expert shall be borne by the Parties in accordance with sections 91, 92 of the German Code of Civil Procedure (ZPO), applied mutatis mutandis. The Purchaser and Seller shall ensure that the Expert receives all information and has access to all information reasonably requested by the Expert with respect to the objections to the Financial Statements.

8.2.5	The costs for the audit of

(i)	the 2009 Financial Statements GAAP shall be borne by the Company;

(ii)	the Interim 2010 Financial Statements GAAP shall be split equally between the Purchaser and the Seller; and

(iii)	the Interim 2010 Financial Statements IFRS shall be borne by Seller.

8.2.6	The Seller and the Purchaser agree that for purposes of this Agreement the audited 2009 Financial Statements GAAP and the Interim 2010 Financial Statements GAAP shall be decisive for the amount of Seller’s loss compensation obligation vis-à-vis the Company and Purchaser’s indemnification obligation according to Section 6.6. Apart from these instances only the Interim 2010 Financial Statements IFRS shall be relevant for the determination of the Final Cash/Debt-Free Amount, the Target Working Capital Amount and the Final Equipment Backlog Amount.

In the event that the audited 2009 Financial Statements GAAP and/or the Interim 2010 Financial Statements GAAP result in

(i)	a loss compensation claim (Verlustausgleichsanspruch) of the Company in the financial year 2009 and/or the interim financial year 2010 until and including the Execution Date the Seller shall compensate the Company for such loss within five (5) Business Days as of the date on which the 2009 Financial Statements GAAP and/or Interim Financial Statements GAAP are audited; and

(ii)

a profit distribution obligation (Gewinnabführungsverpflichtung) of the Company in the financial year 2009 and/or the interim financial year 2010 until and including the Execution Date, the Seller shall pay an amount equal to such profit distribution claim to the Purchaser within five (5) Business Days as of the date on which the 2009 Financial Statements GAAP and/or

Interim Financial Statements GAAP are audited, however only after the Company has satisfied its profit distribution obligation (Gewinnabführungsverpflichtung) vis-à-vis the Seller by making a cash payment in the amount of such profit distribution obligation to Seller’s Account.

All other adjustments to the Purchase Price shall be made according to Section 2.4.

8.2.7	The Purchaser shall ensure that the Company provides Seller and its representatives access, upon reasonable notice, to all data and documents reasonably required to transform the Interim 2010 Financial Statements GAAP into financial statements in accordance with IFRS for the Seller’s accounting and reporting obligations and requirements.

9.	CARVE OUT OF THE COMPANY

9.1	Board of Directors of the Company; Access to Books and Records

The Purchaser is aware and expressly acknowledges and accepts that Seller immediately prior to the Execution Date has granted all managing directors of the Company full discharge (Entlastung) for their time in office.

9.2	Insurance

Seller agrees, upon Purchaser’s request, to maintain insurance protection for the Company at the present level including without limitation protection against general liability, product liability, environmental liability, fire and business interruption risks up and until four (4) weeks after the Execution Date. Purchaser agrees to provide insurance coverage for the Company from such date and has no objections against Seller terminating, effective as of the end of said four weeks period, the protection of the Company under the umbrella of the insurance policies which Seller presently maintains for its group of companies. The Purchaser shall or shall cause the Company to compensate Seller for any costs resulting from the Company’s protection under the umbrella of the insurance policies set out in sentence 1 during said four weeks’ period by a lump sum payment of EUR 4,000 as well as for any increase of premiums resulting from any coverage granted to the Company during said four weeks’ period.

9.3	Support of Applications for Governmental Grants

The Purchaser, upon reasonable assessment within 4 weeks following the Execution Date of the technical and commercial feasibility and compatibility of the Supported Projects with Purchaser’s plans for the Company, undertakes (i) in case of a negative result for any Supported Project to inform the Seller with reasonable explications (which the Seller shall be entitled to object to) and (ii) in case of a positive result for any Supported Projects to fully support, further pursue and ensure that the Company fully supports the application process for the application of the Governmental Grants.

9.4	Sureties (Bürgschaften) for Advance Payments

The Company has granted sureties for advance payments (Anzahlungsbürgschaften) received from customers. The Purchaser shall issue new sureties in equal amounts and ensure exchange of all such sureties without undue delay, however not later than within four (4) weeks following the Execution Date. Further, the Purchaser shall indemnify the Seller against any losses, costs and expenses resulting from claims of customers under these sureties for advance payments.

10.	CONFIDENTIALITY AND PUBLIC COMMUNICATION

The Parties mutually undertake to keep any details regarding the existence or contents of this Agreement secret and confidential vis-à-vis any Third Party except as required by law or applicable stock exchange or other regulatory requirements, in which case prior written notice to the other Parties shall be given. The Parties agree that the Transaction shall not be communicated to Third Parties including employees (excluding managing directors) of the Parties prior to the execution of this Agreement. The press release attached as Exhibit 10 shall be made after execution of this Agreement. No other press releases or other public communication regarding the transactions contemplated hereby shall be made by either Party without the prior written approval of the other Parties, except as required by law or rules of any exchange applicable to a Party.

11.	NON-COMPETE

11.1	The Seller undertakes to refrain and ensure that any person or entity qualifying as Affiliate of the Seller at any given point in time will, refrain from any Competition (as defined below) to the Company’s current business for two years after the Execution Date in all countries where the Company is currently performing its business. The term “Competition” shall mean any and all direct or indirect commercial activities, as principal, agent, representative, employee, manager or direct or indirect shareholder for or in any business active in the field of the Company’s Business.

11.2	The compensation for the non-compete is included in the Consideration and there shall be no additional remuneration for the non-compete.

12.	NOTICES

All notices or other communications hereunder shall be made in writing in the English language and delivered by hand or by courier or by telefax to the persons at the addresses set forth below, or such other addresses as may be specified by the respective Party to the other Parties in the same manner:

(a)	as to the Seller:

SÜSS MicroTec AG

Attn.: Michael Knopp

Schleißheimer Straße 90

85748 Garching

Germany

Fax no.: +49 (89) 32 007 451

with a copy to:

CMS Hasche Sigle

Attn.: Dr. Joachim Dietrich

Barckhausstraße 12-16

60325 Frankfurt/Main

Germany

Fax no.: +49 (69) 7 17 01 40 613

(b)	as to the Purchaser:

Cascade Microtech, Inc.

Attn.: Jeff Killian

2430 NW 206th Avenue

97006 Beaverton

USA

Fax no.: +1 (503) 601 1001

with a copy to:

Heisse Kursawe Eversheds

Attn.: Dr. Jörg Kretschmer, LL.M.

Maximiliansplatz 5

80333 München

Germany

Fax no.: +49 (89) 54 565 208

13.	COSTS AND TAXES

All transfer taxes, if any, resulting from the consummation of the Transaction shall be borne by the Purchaser. The costs for notarization of this Agreement shall be borne by Purchaser and Seller in equal parts. Each Party shall bear its own expenses incurred in connection with this Agreement including the costs of its advisers.

14.	MISCELLANEOUS

14.1	No Right to Set off

Any right of the Purchaser and/or Seller to set off and/or to withhold any payments due under this Agreement is hereby explicitly waived and excluded except for claims which are undisputed or res iudicatae or as expressly provided for under this Agreement.

14.2	Assignment

Without the prior written consent of the other Parties, no Party shall be entitled to assign, in whole or in part, any rights and obligations under this Agreement.

14.3	Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of Germany, excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG) and the German conflict of laws rules.

14.4	Arbitration

Any dispute arising out of or relating to this Agreement or the breach, termination or invalidity hereof shall be finally settled under exclusion of any state court’s competence, by arbitration in accordance with the arbitration rules of the German Institution of Arbitration e.V. (DIS). The arbitral tribune shall consist of 3 (three) arbitrators. Each arbitrator shall be eligible for the office of a judge in Germany. The place of arbitration shall be Munich. The language to be used in the arbitral proceedings shall be English, provided that no party shall be under an obligation to provide to the arbitral tribunal English translations of any documents in the German language.

14.5	Amendments and Supplementations

Any amendment or supplementation of this Agreement, including this Section 14.5, shall be valid only if made in writing, except where a stricter form (e.g. notarisation) is required under applicable law.

14.6	Approval Requirements

Except where explicitly stated, whenever in this Agreement any action of a Party is subject to the approval of the other Parties, the other Parties must not unreasonably withhold such approval.

14.7	No Rights of Third Parties

This Agreement shall not grant any rights to, and is not intended to operate for, the benefit of any Third Parties (including the Company) unless explicitly stated otherwise in this Agreement.

14.8	Language

This Agreement is written in the English language (except that Exhibits may be partly in other languages). If the English legal meaning differs from the German legal meaning of this Agreement and its terms, the German meaning shall prevail. Terms to which a German translation has been added shall be interpreted throughout this Agreement in the meaning assigned to them by the German translation.

14.9	Entire Agreement

This Agreement, including the Exhibits attached hereto which form an integral part of the Agreement, constitutes the full understanding of the Parties and the complete and exclusive statements of the terms and conditions of the Parties’ agreements relating to the subject matter hereof and supersedes any and all prior agreements, whether written or oral, that may exist between the Parties with respect to the subject matter of this Agreement or parts thereof.

14.10	Severability

Should any provision of this Agreement be or become invalid, ineffective or unenforceable as a whole or in part, the validity, effectiveness and enforceability of the remaining provisions shall not be affected thereby. In place of the invalid, ineffective or unenforceable provision, such valid, effective and enforceable provision which the Parties would reasonably have agreed to, had they been aware on the Execution Date that the relevant provision was invalid, ineffective or unenforceable, shall be deemed to have been agreed. The aforesaid shall apply mutatis mutandis to any gap in this Agreement. Should a provision of this Agreement be or become invalid because of the scope of performance for which it provides, then the agreed scope of performance shall be amended to correspond with the Parties’ intentions to the extent legally permitted. Section 139 German Civil Code (BGB) is hereby waived entirely.